Exhibit 99.1

Cautionary Statement Regarding Forward-Looking Statements

This Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A, including the documents incorporated by reference herein contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such forward-looking statements concern management’s expectations, strategic objectives, business prospects, anticipated economic performance and financial condition and other similar matters and involve significant known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of results to differ materially from any future results, performance or achievements discussed or implied by such forward-looking statements. All of these forward-looking statements constitute Bristow Group Inc.’s (the “Company”) cautionary statements under the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “estimate,” “expect,” “project,” “intend,” “believe,” “plan,” “target,” “forecast” and similar expressions are intended to identify forward-looking statements. Forward-looking statements speak only as of the date of the document in which they are made. The Company disclaims any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which the forward-looking statement is based. Risks that may affect forward-looking statements include, but are not necessarily limited to, those relating to:

•	risks related to the Company’s recently completed Merger, including:

◦	the outcome of any legal proceedings, regulatory proceedings or enforcement matters that may be instituted relating to the Merger,

◦	the costs incurred to consummate the Merger,

◦	the possibility that the expected synergies from the Merger will not be realized,

◦	difficulties related to the integration of the two companies,

◦	disruption from the anticipated Merger making it more difficult to maintain relationships with customers, employees, regulators or suppliers, and

•	the Company’s dependence on, and the cyclical and volatile nature of, offshore oil and gas exploration, development and production activity, and the impact of the coronavirus pandemic (“COVID-19”) and general economic conditions and fluctuations in worldwide prices of, and demand for, oil and natural gas on such activity levels, including instances of below-zero prices in oil futures and concerns of an excess of oil supply for a sustained period and limitations of storage capacity for such excess oil supply;

•	the impact of the COVID-19 pandemic and supply decisions by Saudi Arabia and Russia have resulted in a decrease in the price of and demand for oil, which has caused, and may continue to cause, a decrease in the demand for the Company's services;

•	the Company’s reliance on a limited number of customers and the reduction of its customer base as a result of bankruptcies or consolidation;

•	risks that the Company’s customers reduce or cancel contracted services or tender processes or obtain comparable services through other forms of transportation;

•	the Company’s dependence on United States (“U.S.”) government agency contracts that are subject to budget appropriations;

•	cost savings initiatives implemented by the Company’s customers;

•	risks inherent in operating helicopters;

•	the Company’s ability to maintain an acceptable safety record and level of reliability;

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•	the impact of increased U.S. and foreign government regulation and legislation, including potential government implemented moratoriums on drilling activities;

•	the impact of a grounding of all or a portion of the Company’s fleet for extended periods of time or indefinitely on the Company’s business, including its operations and ability to service customers, results of operations or financial condition and/or the market value of the affected helicopters;

•	the Company’s ability to successfully expand into other geographic and aviation service markets;

•	risks associated with political instability, governmental action, war, acts of terrorism and changes in the economic condition in any foreign country where the Company does business, which may result in expropriation, nationalization, confiscation or deprivation of the Company’s assets or result in claims of a force majeure situation;

•	the impact of declines in the global economy and financial markets;

•	the impact of fluctuations in foreign currency exchange rates on the Company’s asset values and cost to purchase helicopters, spare parts and related services;

•	risks related to investing in new lines of aviation service without realizing the expected benefits;

•	risks of engaging in competitive processes or expending significant resources for strategic opportunities, with no guaranty of recoupment;

•	the Company’s reliance on a limited number of helicopter manufacturers and suppliers;

•	the Company’s ongoing need to replace aging helicopters;

•	the Company’s reliance on the secondary helicopter market to dispose of used helicopters and parts;

•	information technology related risks;

•	the impact of allocation of risk between the Company and its customers;

•	the liability, legal fees and costs in connection with providing emergency response services;

•	adverse weather conditions and seasonality;

•	risks associated with the Company’s debt structure;

•	the Company’s counterparty credit risk exposure;

•	the impact of operational and financial difficulties of the Company’s joint ventures and partners and the risks associated with identifying and securing joint venture partners when needed;

•	conflict with the other owners of the Company’s non-wholly owned subsidiaries and other equity investees;

•	adverse results of legal proceedings;

•	risks associated with significant increases in fuel costs;

•	the Company’s ability to obtain insurance coverage and the adequacy and availability of such coverage;

•	the possibility of labor problems;

•	the attraction and retention of qualified personnel;

•	restrictions on the amount of foreign ownership of the Company’s common stock; and

•	various other matters and factors, many of which are beyond the Company’s control.

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You should not place undue reliance on our forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond our control. Our forward-looking statements are based on the information currently available to us and speak only as of the date on the cover of this prospectus. New risks and uncertainties arise from time to time, and it is impossible for us to predict these matters or how they may affect us. We have included important factors in the section entitled “Risk Factors” in the Company’s joint proxy and consent solicitation statement/prospectus (File No. 333-237557), filed with the United States Securities and Exchange Commission (the “SEC”) on May 5, 2020 (the “Proxy Statement”) which we believe over time, could cause our actual results, performance or achievements to differ from the anticipated results, performance or achievements that are expressed or implied by our forward-looking statements. We have no duty to, and do not intend to, update or revise the forward-looking statements in this MD&A after the date hereof except to the extent required by the federal securities laws. You should consider all risks and uncertainties disclosed in the Proxy Statement and in our filings with the SEC, all of which are accessible on the SEC’s website at www.sec.gov.

Management’s Discussion and Analysis of Financial Condition and Results of Operations of Bristow Group Inc.

This MD&A should be read in conjunction with “Risk Factors” in the Company’s Proxy Statement and the Consolidated Financial Statements of Bristow Holdings U.S. Inc. (formerly known as Bristow Group Inc.) (“Bristow”) for the five months ended March 31, 2020, seven months ended October 31, 2019, the Predecessor Fiscal Year 2019 and the Predecessor Fiscal Year 2018, and the related notes thereto, incorporated by reference into the Company’s Current Report on Form 8-K filed on June 17, 2020 as Exhibit 99.1 thereto (the “Bristow Financial Statements”). Bristow’s fiscal year ends March 31, and the disclosure provided herein refers to fiscal years based on the end of such period.

In the discussion that follows, the term “Combined Fiscal Year 2020” refers to the seven months ended October 31, 2019 and five months ended March 31, 2020, the term “Predecessor Fiscal Year 2019” refers to the twelve months ended March 31, 2019 and the term “Predecessor Fiscal Year 2018” refers to the twelve months ended March 31, 2018. References to “Successor” or “Successor Company” relate to the financial position and results of operations of reorganized Bristow subsequent to October 31, 2019. References to “Predecessor” or “Predecessor Company” relate to the financial position and results of operations of Bristow prior to, and including, October 31, 2019. See Note 2 to the Bristow Financial Statements for further details on the Chapter 11 Cases and the Plan.

Executive Overview

Merger with Era Group Inc.

On June 11, 2020, Era Group Inc. (“Era”) completed the previously announced business combination with Bristow as set forth in the Agreement and Plan of Merger, dated as of January 23, 2020 (as amended on April 22, 2020), among Era, Ruby Redux Merger Sub, Inc. (“Merger Sub”), and Bristow (the “Merger Agreement”), pursuant to which Merger Sub merged with and into Bristow, with Bristow surviving as a wholly owned subsidiary of the Company (the “Merger”).

Upon completion of the Merger, the shares of Bristow common stock, par value $0.0001 ("Bristow Common Stock”) that were outstanding immediately prior to the closing of the Merger (including, among other things, shares issued as a result of the conversion of all outstanding shares of Bristow preferred stock, par value $0.0001 (“Bristow Preferred Stock”) and certain shares of Bristow Common Stock held in reserve to settle claims from Bristow’s Bankruptcy) were converted into the right to receive, in the aggregate, a number of shares of Era’s common stock, equal to the product of (i) 77% multiplied by (ii) the quotient of (x) the number of shares of the Era’s common stock outstanding immediately prior to the Merger, calculated on a fully diluted basis, as adjusted for a 1 for 3 reverse stock split completed immediately prior to the Merger, divided by (y) 23% (the “Aggregate Merger Consideration”). Each holder of Bristow Common Stock, other than holders of dissenting shares, received, for each share of Bristow Common Stock, a number of shares of Era’s common stock equal to the Aggregate Merger Consideration divided by the number of shares of Bristow Common Stock outstanding immediately prior to the Merger (including, among others, shares issued as a result of the conversion of Bristow Preferred Stock and any shares underlying Bristow options or restricted stock units) and cash in lieu of fractional shares.

In connection with the Merger, Era changed its name to “Bristow Group Inc.”

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As the information in this MD&A is presented as of dates prior to the completion of the Merger, it relates only to Bristow, and not the combined company. For pro forma financial statements of the combined company giving effect to the Merger, refer to the unaudited pro forma condensed combined financial information included as Exhibit 99.2 to the Company’s Current Report on Form 8-K filed on June 17, 2020.

Emergence from Chapter 11 Bankruptcy

On May 11, 2019 (the “Petition Date”), Bristow filed voluntary petitions for reorganization under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court (the “Chapter 11 Cases”). Bristow’s Chapter 11 Cases were jointly administered under the case styled In re: Bristow Group Inc., et al., Main Case No. 19-32713.

On October 8, 2019, the Bankruptcy Court entered the confirmation order, which approved and confirmed Bristow’s Plan of Reorganization (as amended, the “Bristow Plan of Reorganization”). On October 31, 2019 (the “Effective Date”), Bristow satisfied the conditions to effectiveness set forth in the confirmation order and in the Bristow Plan of Reorganization, the Bristow Plan of Reorganization became effective in accordance with its terms, and Bristow emerged from bankruptcy. Further information is set forth in Note 2 in the “Notes to Consolidated Financial Statements” to the Bristow Financial Statements.

Fresh-Start Accounting

Upon its emergence on the Effective Date, Bristow adopted fresh-start accounting as required by generally accepted accounting principles (“GAAP”). Bristow qualified for fresh-start accounting because (i) the holders of then-outstanding voting shares of the pre-emergence debtor-in-possession received less than 50% of the voting shares of the post-emergence successor entity and (ii) the reorganization value of Bristow’s assets immediately prior to confirmation was less than the post-petition liabilities and allowed claims.

As discussed in Note 3 in the “Notes to Consolidated Financial Statements” to the Bristow Financial Statements, Bristow applied fresh-start accounting as of October 31, 2019. Adopting fresh-start accounting results in a new reporting entity for financial reporting purposes with no beginning retained earnings or deficit. The cancellation of all existing shares outstanding on the Effective Date and issuance of new shares in the reorganized company caused a related change of control under GAAP.

As a result of the application of fresh-start accounting, as well as the effects of the implementation of the Bristow Plan of Reorganization, Bristow’s consolidated financial statements subsequent to October 31, 2019, are not comparable with its consolidated financial statements prior to that date.

COVID-19 and Decline in Oil Prices

On March 31, 2020, Brent crude oil prices closed at $20.51 per barrel, declining from $61.14 per barrel on December 31, 2019. A combination of factors led to this decline, including an increase in low-priced oil from Saudi Arabia supplied into the market coupled with Russia’s position to abstain from participating in the supply reduction agreement with the Organization of the Petroleum Countries and the reduction in demand for oil due to the global coronavirus (COVID-19) pandemic (“COVID-19”).

COVID-19 has resulted in a global crisis, with many countries placing restrictions on national and international travel and instituting other measures, including, among other things, reducing or eliminating public gatherings by placing limits on such events, shuttering non-essential stores and services, encouraging voluntary quarantines and imposing involuntary quarantines, in an effort to reduce and slow the spread of COVID-19. The long-term impact of COVID-19 on the global economy is not yet known, but it has had a significant influence on economic activity, and likely will continue to have a significant impact on the global economy in the near-to-medium-term, which in turn can cause volatility in oil and natural gas prices. Financial markets have experienced significant volatility and energy companies have experienced a significant decline in demand and operating results as a result of COVID-19.

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Bristow has implemented several measures at its bases, in conjunction with its customers and based upon guidance from local public health authorities, to help protect employees and customers, including, but not limited to, measures to restrict access to sites, medical screenings/questionnaires prior to all flights, enhanced sanitization of aircraft and equipment, modification of aircraft and special protocols on travel and passenger transport, and is also monitoring developments to modify actions as appropriate. Many of Bristow’s employees are deemed “essential” in the regions in which they operate and are therefore allowed to continue conducting business notwithstanding guidance or orders of general applicability issued by governments requiring businesses to close, persons to shelter in place, borders to close and other actions of that nature. In addition, Bristow has developed and is offering its customers COVID-19 medevac transport in certain regions. Bristow cannot estimate the impact such measures and the reduced demand for oil and gas will have on its financial results at this time; however, the effects could be significant.

During the quarter ended March 31, 2020 (Successor), the Australian government implemented significant travel restrictions within Australia and to and from Australia, severely impacting Airnorth operations in addition to the reduction in general aviation activity due to COVID-19 concerns. As a result, Bristow made significant changes to the near-term forecasted Airnorth cash flows, which are considered, along with the future uncertainty of longer-term forecasted cash flows, to be an indicator of impairment for the Airnorth asset group. Bristow estimated future undiscounted cash flows to test the recoverability of the Airnorth asset group, requiring Bristow to use significant unobservable inputs, including assumptions related to projected demand for services and rates. Given the uncertainty of the future forecasted cash flows, Bristow prepared a probability weighted scenario analysis. The analysis resulted in a determination that the Airnorth asset group was recoverable based on the comparison of the undiscounted cash flows to the carrying value of the asset group at March 31, 2020 (Successor). Bristow will continue to monitor the impacts of the COVID-19 global pandemic on Airnorth operations and update this analysis should changes in facts and circumstances indicate a potential lack of recoverability in future periods.

Bristow’s Humberside Airport operations were similarly impacted by the COVID-19 global pandemic during the quarter ended March 31, 2020 (Successor). Humberside Airport is an airport located near Humberside, England, which provides airport and related services to global and regional airlines. As a result of COVID-19, a significant customer temporarily suspended flight services into the airport, which was in addition to the decline in general aviation activity being experienced by all airlines and airports globally. Bristow has made significant changes to the near-term forecasted Humberside Airport cash flows, which are considered, along with the future uncertainty of longer-term forecasted cash flows, to be an indicator of impairment for the Humberside Airport asset group. Bristow estimated future undiscounted cash flows to test the recoverability of the Humberside Airport asset group, requiring Bristow to use significant unobservable inputs, including assumptions related to projected demand for services and rates. Given the uncertainty of the future forecasted cash flows, Bristow prepared a probability weighted scenario analysis. The analysis resulted in a determination that the Humberside Airport asset group was recoverable based on the comparison of the undiscounted cash flows to the carrying value of the asset group at March 31, 2020 (Successor). Bristow will continue to monitor the impacts of the COVID-19 global pandemic on the Humberside Airport operations and update this analysis should changes in facts and circumstances indicate a potential lack of recoverability in future periods.

Bristow’s oil and gas operations have experienced a reduction in flight hours during the quarter ended March 31, 2020 (Successor) and Bristow expects to continue to experience a reduction in flight hours and aircraft on contract in future periods as a result of the aforementioned global events. As a result, Bristow made changes to the near-term forecasted oil and gas cash flows, which are considered, along with the future uncertainty of longer-term forecasted cash flows, to be an indicator of impairment for Bristow’s oil and gas related property and equipment (the “oil and gas asset group”). Bristow estimated future undiscounted cash flows to test the recoverability of the oil and gas asset group, requiring Bristow to use significant unobservable inputs, including assumptions related to projected demand for services and rates. Given the uncertainty of the future forecasted cash flows, Bristow prepared a scenario analysis providing for several potential estimated impacts in order to ensure the reasonableness of Bristow’s undiscounted cash flow analysis. The analysis resulted in a determination that the oil and gas asset group was recoverable based on the comparison of the undiscounted cash flows to the carrying value of the asset group at March 31, 2020 (Successor). Bristow will continue to monitor the impacts of the COVID-19 global pandemic and changes in the global energy markets on oil and gas operations and update this analysis should changes in facts and circumstances indicate a potential lack of recoverability in future periods.

Líder Táxi Aéreo S.A. (“Líder”) indicated it experienced a decline in activity as a result of the aforementioned events and also indicated an expected decline in future business opportunities in its market as a result of the decline in oil prices leading to Bristow’s evaluation of the investment for other-than-temporary impairment. In connection with the Merger, Bristow may be required to dispose of its investment in Líder. This fact indicates Bristow may not be able to hold the investment in Líder for the time period required to experience a recovery in the financial results of Líder necessary to assert there has been no other-than-temporary impairment in the investment at March 31, 2020 (Successor). As a result, Bristow recorded a $9.6 million impairment to its investment in Líder during the quarter ended March 31, 2020 (Successor).

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Rejection and Deferral of Purchase of H175s — On May 1, 2019, Bristow entered into an amendment to its agreement with Airbus Helicopters S.A.S. for the purchase of 22 H175 helicopters, which included five aircraft that can be cancelled by Bristow prior to the delivery dates. Pursuant to the amendment, the parties mutually agreed to postpone the delivery dates for such helicopters for 18 months from the previous schedule, with the first three helicopters now scheduled for delivery in the second half of fiscal year 2022. The postponement in deliveries resulted in various amendments to the payment terms under the purchase agreement including the deferral of approximately $110.0 million in capital expenditures scheduled for fiscal years 2019 to 2023 into fiscal years 2024 and beyond. In connection with this amendment, the overall purchase price of these helicopters increased by $18.4 million to account for inflation.

On September 30, 2019, Bristow filed a motion with the Bankruptcy Court to approve a settlement agreement with Airbus Helicopters S.A.S. in regards to the rejection of the purchase contract for 22 H175 helicopters. On October 3, 2019, the Bankruptcy Court entered an order approving an agreement with Airbus Helicopters S.A.S. to reject Bristow’s aircraft purchase contract for the 22 H175 helicopters. As a result of the rejection of the purchase contract, Bristow recorded $31.8 million of expense to reorganization items, net included on its consolidated statements of operations for the seven months ended October 31, 2019 (Predecessor).

Regional Perspectives

Bristow owns an approximate 20% voting interest and a 41.9% economic interest in Líder, a provider of helicopter and executive aviation services in Brazil. Bristow management believes that the Brazilian helicopter services market is important to its long-term strategy because of its concentration and size of its offshore oil reserves. However, the short-term market outlook of Brazil and, specifically, and the semi-public Brazilian oil corporation Petróleo Brasileiro S.A. (“Petrobras”) is uncertain as the price of oil and Petrobras’ restructuring efforts have impacted the helicopter industry. The Brazilian government has revisited the regulations on the oil and gas industry and made significant changes to the Brazilian market meant to stimulate that market. In addition, the Brazilian government is currently reviewing local content requirements, which has led other operators (including international oil companies) to initiate drilling activities. Overall, the long-term Brazilian market outlook has improved with future opportunities for growth, although Líder faces significant competition from a number of global and local helicopter service providers.

Bristow’s investment in Líder as of March 31, 2020 (Successor) is $22.0 million. As of March 31, 2020 (Successor), Bristow has no aircraft on lease to Líder. In March 2020 (Successor), Bristow recorded a $9.6 million impairment to its investment in Líder as a result of the aforementioned events and $0.5 million in equity earnings for the three months ended March 31, 2020 (Successor).

In addition to uncertainty surrounding future financial performance, currency fluctuations continue to make it difficult to predict the earnings from Bristow’s Líder investment. These currency fluctuations, which primarily do not impact Líder’s cash flow from operations, had a significant negative impact on Líder’s results in recent years, impacting Bristow’s earnings (losses) from unconsolidated affiliates.Earnings (losses) from unconsolidated affiliates, net on Bristow’s consolidated statements of operations, is included in calculating adjusted EBITDA, adjusted net income (loss) and adjusted diluted earnings (loss) per share. In connection with Bristow’s adoption of fresh-start accounting, Bristow has elected to report its equity earnings from Líder on a three-month lag reporting basis.

Bristow is subject to competition and the political environment in the countries where Bristow operates. In Nigeria, Bristow has seen an increase in competitive pressure and the application of existing local content regulations that could impact Bristow’s ability to win future work at levels previously anticipated. In order to properly and fully comply with new regulations, Bristow has made a number of key changes to its operating model in Nigeria, while maintaining safety as its number one priority at all times. The objectives of these changes are (a) enhancing the level of continued compliance by each of Bristow Helicopters Nigeria Ltd. (“BHNL”) and Pan African Airlines Nigeria Ltd. (“PAAN”) with local content regulations, (b) the streamlining of Bristow’s operations in Nigeria, including an ongoing consolidation of operations of BHNL and BGI Aviation Technical Services Nigeria Limited (“BATS”) in order to achieve cost savings and efficiencies in Bristow’s operations, and (c) each of BHNL and PAAN committing to continue to apply and use all key Bristow Group standards and policies, including without limitation Bristow’s Target Zero safety program, Code of Business Integrity and Operations Manuals. As a result of these changes, Bristow’s ability to continue to consolidate BHNL and PAAN under the current accounting requirements could change.

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Bristow conducts business in various foreign countries, and as such, Bristow’s cash flows and earnings are subject to fluctuations and related risks from changes in foreign currency exchange rates. During the five months ended March 31, 2020 (Successor), the seven months ended October 31, 2019 (Predecessor), the Predecessor Fiscal Year 2019 and the Predecessor Fiscal Year 2018, Bristow’s primary foreign currency exposure was related to the British pound sterling, the euro, the Australian dollar, the Norwegian kroner and the Nigerian naira and Bristow’s unconsolidated affiliates foreign currency exposure is primarily related to the Brazilian real. For further details on this exposure and the related impact on Bristow’s results of operations, see Note 1 in the “Notes to Consolidated Financial Statements” to the Bristow Financial Statements.

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Overview of Operating Results

Results for prior years have been adjusted as discussed in Note 1 in the “Notes to Consolidated Financial Statements” to the Bristow Financial Statements.

Although GAAP requires that Bristow report its operating results for the five months ended March 31, 2020 (Successor) and seven months ended October 31, 2019 (Predecessor) separately, management views the operating results for the fiscal year ended March 31, 2020 by combining the results of the applicable Predecessor and Successor periods (referred to herein in as "Combined Results") because such presentation provides the most meaningful comparison of these results to prior periods.

Bristow cannot adequately benchmark the operating results for the five months ended March 31, 2020 (Predecessor) against any of the previous periods reported in its consolidated financial statements without combining it with the seven months ended October 31, 2019 (Successor) and does not believe that reviewing the results of this period in isolation would be useful in identifying any trends in or reaching any conclusions regarding Bristow’s overall operating performance. Management believes that the key performance metrics such as revenue and operating (loss) income for the Successor period when combined with the applicable Predecessor period provides more meaningful comparisons to other periods and are useful in identifying current business trends.] Accordingly, in addition to presenting results of operations as reported in its consolidated financial statements in accordance with GAAP, the table and discussion below also presents Bristow's combined results for the fiscal year ended March 31, 2020.

The Combined Results for the fiscal year ended March 31, 2020, represent the sum of the reported amounts for the five months ended March 31, 2020 (Predecessor) and seven months ended October 31, 2019 (Successor). These combined results are not considered to be prepared in accordance with GAAP and have not been prepared as pro forma results under applicable regulations. The Combined Results may not reflect the actual results Bristow would have achieved absent Bristow’s emergence from bankruptcy and may not be indicative of future results.

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The following table presents Bristow’s operating results and other statement of operations information for the applicable periods:

	Successor	Predecessor		Predecessor	Favorable (Unfavorable)
	Five Months Ended March 31,	Seven Months Ended October 31,	Combined Fiscal Year	Fiscal Year Ended March 31,
	2020	2019	2020	2019
		(In thousands, except per share amounts, percentages and flight hours)
Gross revenue:
Operating revenue	467,725	$722,919	1,190,644	$1,307,907	$(117,263)	(9.0)%
Reimbursable revenue	18,038	34,304	52,342	61,755	(9,413)	(15.2)%
Total gross revenue	485,763	757,223	1,242,986	1,369,662	(126,676)	(9.2)%

Operating expense:
Direct cost	370,741	574,216	944,957	1,079,747	134,790	12.5%
Reimbursable expense	17,683	33,023	50,706	59,482	8,776	14.8%
Pre-petition restructuring charges	—	13,476	13,476	—	(13,476)	*
Depreciation and amortization	28,238	70,864	99,102	124,899	25,797	20.7%
General and administrative	71,413	88,555	159,968	182,113	22,145	12.2%
Total operating expense	488,075	780,134	1,268,209	1,446,241	178,032	12.3%

Loss on impairment	(9,591)	(62,101)	(71,692)	(117,220)	45,528	38.8%
Loss on disposal of assets	(451)	(3,768)	(4,219)	(27,843)	23,624	84.8%
Earnings from unconsolidated affiliates, net of losses	7,262	6,589	13,851	4,317	9,534	220.8%

Operating loss	(5,092)	(82,191)	(87,283)	(217,325)	130,042	59.8%

Interest expense, net	(22,302)	(127,836)	(150,138)	(110,076)	(40,062)	(36.4)%
Reorganization items, net	(7,232)	(617,973)	(625,205)	—	(625,205)	*
Loss on sale of subsidiaries	—	(55,883)	(55,883)	—	(55,883)	*
Change in fair value of preferred stock derivative liability	184,140	—	184,140	—	184,140	*
Other expense, net	(9,956)	(3,501)	(13,457)	(8,898)	(4,559)	(51.2)%

Loss before benefit for income taxes	139,558	(887,384)	(747,826)	(336,299)	(411,527)	(122.4)%
Benefit for income taxes	(482)	51,178	50,696	161	50,535	*

Net loss	139,076	(836,206)	(697,130)	(336,138)	(360,992)	(107.4)%
Net income attributable to noncontrolling interests	152	(208)	(56)	(709)	653	92.1%
Net loss attributable to Bristow Group	$139,228	$(836,414)	$(697,186)	$(336,847)	$(360,339)	(107.0)%

Operating margin (1)	(1.1)%	(11.4)%	(7.3)%	(16.6)%	9.3%	56.0%
Flight hours (2)	51,678	87,000	138,678	162,712	(24,034)	(14.8)%

Non-GAAP financial measures: (3)
Adjusted EBITDA	$45,954	$80,721	$126,675	$92,837	$33,838	36.4%
Adjusted EBITDA margin (1)	9.8%	11.2%	10.6%	7.1%	3.5%	49.3%
Adjusted net loss	$(21,591)	$(39,747)	$(61,338)	$(112,994)	$51,656	45.7%

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	Predecessor
	Fiscal Years Ended March 31,		Favorable
	2019	2018	(Unfavorable)
	(In thousands, except per share amounts, percentages and flight hours)
Gross revenue:
Operating revenue	$1,307,907	$1,373,437	$(65,530)	(4.8)%
Reimbursable revenue	61,755	60,538	1,217	2.0%
Total gross revenue	1,369,662	1,433,975	(64,313)	(4.5)%

Operating expense:
Direct cost	1,079,747	1,123,287	43,540	3.9%
Reimbursable expense	59,482	59,346	(136)	(0.2)%
Depreciation and amortization	124,899	124,042	(857)	(0.7)%
General and administrative	182,113	184,987	2,874	1.6%
Total operating expense	1,446,241	1,491,662	45,421	3.0%

Loss on impairment	(117,220)	(91,400)	(25,820)	(28.2)%
Loss on disposal of assets	(27,843)	(17,595)	(10,248)	(58.2)%
Earnings from unconsolidated affiliates, net of losses	4,317	18,699	(14,382)	(76.9)%

Operating loss	(217,325)	(147,983)	(69,342)	(46.9)%

Interest expense, net	(110,076)	(77,060)	(33,016)	(42.8)%
Other expense, net	(8,898)	(2,957)	(5,941)	(200.9)%

Loss before benefit (provision) for income taxes	(336,299)	(228,000)	(108,299)	(47.5)%
Benefit for income taxes	161	30,891	(30,730)	(99.5)%

Net loss	(336,138)	(197,109)	(139,029)	(70.5)%
Net (income) loss attributable to noncontrolling interests	(709)	2,425	(3,134)	(129.2)%
Net loss attributable to Bristow Group	$(336,847)	$(194,684)	$(142,163)	(73.0)%

Operating margin (1)	(16.6)%	(10.8)%	(5.8)%	(53.7)%
Flight hours (2)	162,712	178,329	(15,617)	(8.8)%

Non-GAAP financial measures:(3)
Adjusted EBITDA	$92,837	$106,401	$(13,564)	(12.7)%
Adjusted EBITDA margin (1)	7.1%	7.7%	(0.6)%	(7.8)%
Adjusted net loss	$(112,994)	$(74,033)	$(38,961)	(52.6)%

     *      percentage change too large to be meaningful or not applicable

(1)	Operating margin is calculated as operating income (loss) divided by operating revenue. Adjusted EBITDA margin is calculated as adjusted EBITDA divided by operating revenue.

(2)	Excludes flight hours from Bristow Academy, Inc. (“Bristow Academy”) and unconsolidated affiliates. Includes flight hours from fixed wing operations in the U.K., Nigeria and Australia totaling 5,232 and 10,281 for the five months ended March 31, 2020 (Successor) and the seven months ended October 31, 2019 (Predecessor), respectively, and 35,773 and 43,192 for fiscal years 2019 and 2018, respectively.

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(3)	These financial measures have not been prepared in accordance with GAAP and have not been audited or reviewed by Bristow’s independent registered public accounting firm. Adjusted EBITDA is calculated by taking Bristow’s net income (loss) and adjusting for interest expense, depreciation and amortization, benefit (provision) for income taxes, gain (loss) on disposal of assets and any special items during the reported periods. See further discussion of Bristow’s use of the adjusted EBITDA metric below. Adjusted net income (loss) and adjusted diluted earnings (loss) per share are each adjusted for gain (loss) on disposal of assets and any special items during the reported periods. As discussed below, management believes these non-GAAP financial measures provide meaningful supplemental information regarding Bristow’s results of operations. A description of the adjustments to and reconciliations of these non-GAAP financial measures to the most comparable GAAP financial measures is as follows:

	Successor	Predecessor		Predecessor
	Five Months Ended March 31,	Seven Months Ended October 31,	Combined Fiscal Year	Fiscal Year Ended March 31,
	2020	2019	2020	2019	2018
		(In thousands, except per share amounts)
Net loss	$139,076	$(836,206)	$(697,130)	$(336,138)	$(197,109)
Loss on disposal of assets	451	3,768	4,219	27,843	17,595
Special items (i)	(145,257)	764,815	619,558	162,894	115,027
Depreciation and amortization	28,238	70,864	99,102	124,899	124,042
Interest expense	22,964	128,658	151,622	113,500	77,737
Provision (benefit) for income taxes	482	(51,178)	(50,696)	(161)	(30,891)
Adjusted EBITDA	$45,954	$80,721	$126,675	$92,837	$106,401

Benefit (provision) for income tax	$(482)	$51,178	$50,696	$161	$30,891
Tax benefit on loss on disposal of assets	1,223	(1,426)	(203)	(5,430)	42,943
Tax provision (benefit) on special items	(17,236)	(46,884)	(64,120)	38,546	(58,016)
Adjusted benefit for income tax	$(16,495)	$2,868	$(13,627)	$33,277	$15,818

Effective tax rate (ii)	0.3%	5.8%	6.8%	—%	13.5%
Adjusted effective tax rate (ii)	*	6.8%	(28.6)%	22.9%	17.1%

Net loss attributable to Bristow Group	$139,228	$(836,414)	$(697,186)	$(336,847)	$(194,684)
Loss on disposal of assets (iii)	1,674	2,342	4,016	22,413	60,538
Special items (i) (iii)	(162,493)	794,325	631,832	201,440	60,113
Adjusted net loss	$(21,591)	$(39,747)	$(61,338)	$(112,994)	$(74,033)

(i)	See information about special items under “Combined Fiscal Year 2020 Compared to Predecessor Fiscal Year 2019” and “Predecessor Fiscal Year 2019 Compared to Predecessor Fiscal Year 2018” below.

(ii)	Effective tax rate is calculated by dividing benefit (provision) for income tax by pretax net income. Adjusted effective tax rate is calculated by dividing adjusted benefit (provision) for income tax by adjusted pretax net income (loss). Tax expense (benefit) on loss on disposal of asset and tax expense (benefit) on special items is calculated using the statutory rate of the entity recording the loss on disposal of asset or special item.

(iii)	These amounts are presented after applying the appropriate tax effect to each item.

*     percentage change too large to be meaningful or not applicable

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Management believes that adjusted EBITDA, adjusted benefit for income taxes, adjusted net loss and adjusted diluted loss per share (collectively, the “Non-GAAP measures”) provide relevant and useful information, which is widely used by analysts, investors and competitors in Bristow’s industry as well as by Bristow’s management in assessing both consolidated and regional performance.

Adjusted EBITDA provides us with an understanding of one aspect of earnings before the impact of investing and financing transactions and income taxes. Adjusted EBITDA should not be considered a measure of discretionary cash available to us for investing in the growth of Bristow’s business.

As prescribed by the SEC, when adjusted EBITDA is discussed in reference to performance on a consolidated basis, the most directly comparable GAAP financial measure to adjusted EBITDA is net income (loss). Management does not analyze interest expense and income taxes on a regional level; therefore, the most directly comparable GAAP financial measure to adjusted EBITDA when performance is discussed on a regional level is operating income (loss).

Adjusted net loss and adjusted diluted loss per share present Bristow’s consolidated results excluding asset dispositions and special items that do not reflect the ordinary earnings of Bristow’s operations. Adjusted benefit for income taxes excludes the tax impact of these items. Bristow’s management believes that these measures are useful supplemental measures because net loss and adjusted diluted loss per share include asset disposition effects and special items and benefit for income taxes include the tax impact of these items, and inclusion of these items does not reflect the ongoing operational earnings of Bristow’s business.

The Non-GAAP measures are not calculated or presented in accordance with GAAP and other companies in Bristow’s industry may calculate these measures differently than we do. As a result, these financial measures have limitations as analytical and comparative tools and you should not consider these measures in isolation, or as a substitute for analysis of Bristow’s results as reported under GAAP. In calculating these financial measures, we make certain adjustments that are based on assumptions and estimates that may prove to be inaccurate. In addition, in evaluating these financial measures, you should be aware that in the future we may incur expenses similar to those eliminated in this presentation. Bristow’s presentation of the Non-GAAP measures should not be construed as an inference that Bristow’s future results will be unaffected by unusual or special items.

Some of the additional limitations of adjusted EBITDA are:

•	Adjusted EBITDA does not reflect Bristow’s current or future cash requirements for capital expenditures;

•	Adjusted EBITDA does not reflect changes in, or cash requirements for, Bristow’s working capital needs;

•	Adjusted EBITDA does not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on Bristow’s debts; and

•	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and adjusted EBITDA does not reflect any cash requirements for such replacements.

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The following table presents region adjusted EBITDA and adjusted EBITDA margin discussed in “— Region Operating Results,” and consolidated adjusted EBITDA and adjusted EBITDA margin for the Combined Fiscal Year 2020, Predecessor Fiscal Year 2019 and the Predecessor Fiscal Year 2018:

	Successor	Predecessor		Predecessor
	Five Months Ended March 31,	Seven Months Ended October 31,	Combined Fiscal Year	Fiscal Year Ended March 31,
	2020	2019	2020	2019	2018
		(In thousands, except percentages)
Adjusted EBITDA:
Europe Caspian	$43,622	$49,186	$92,808	$74,924	$81,503
Africa	14,812	27,198	42,010	29,285	52,419
Americas	26,301	31,054	57,355	32,267	41,984
Asia Pacific	(6,022)	3,867	(2,155)	(4,874)	(1,424)
Corporate and other	(32,759)	(30,584)	(63,343)	(38,765)	(68,081)
Consolidated adjusted EBITDA	$45,954	$80,721	$126,675	$92,837	$106,401

Adjusted EBITDA margin:
Europe Caspian	16.0%	12.0%	13.6%	9.8%	10.6%
Africa	21.7%	25.3%	23.9%	18.7%	27.3%
Americas	26.4%	22.2%	24.0%	14.6%	18.6%
Asia Pacific	(20.0)%	5.6%	(2.2)%	(2.8)%	(0.7)%
Consolidated adjusted EBITDA margin	9.8%	11.2%	10.6%	7.1%	7.7%

The following table presents reconciliation of adjusted EBITDA by region and adjusted EBITDA margin and rent expense by region:

	Five Months Ended March 31, 2020 (Successor)
	Europe Caspian	Africa	Americas	Asia Pacific	Corporate and other	Loss on disposal of assets	Total
	(In thousands, except percentages)
Operating income (loss)	$19,334	$10,154	$9,762	$(6,921)	$(36,970)	$(451)	$(5,092)
Depreciation and amortization expense	14,898	2,274	4,168	3,836	3,062		28,238
Interest income	180	3	10	22	447		662
Other income (expense), net	(1,511)	1,075	(315)	(3,577)	(5,628)		(9,956)
Special items and loss on disposal of assets	10,721	1,306	12,676	618	6,330	451	32,102
Adjusted EBITDA	$43,622	$14,812	$26,301	$(6,022)	$(32,759)	$—	$45,954

Adjusted EBITDA margin	16.0%	21.7%	26.4%	(20.0)%			9.8%

Rent expense	$33,148	$5,056	$7,067	$4,058	$732		$50,061

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	Seven Months Ended October 31, 2019 (Predecessor)
	Europe Caspian	Africa	Americas	Asia Pacific	Corporate and other	Loss on disposal of assets	Total
	(In thousands, except percentages)
Operating income (loss)	$26,143	$17,255	$13,391	$(33,653)	$(101,559)	$(3,768)	$(82,191)
Depreciation and amortization expense	28,155	10,829	16,654	7,463	7,763		70,864
Interest income	84	18	2	27	691		822
Other income (expense), net	(7,465)	(904)	1,007	(587)	4,448		(3,501)
Special items and loss on disposal of assets	2,269	—	—	30,617	58,073	3,768	94,727
Adjusted EBITDA	$49,186	$27,198	$31,054	$3,867	$(30,584)	$—	$80,721

Adjusted EBITDA margin	12.0%	25.3%	22.2%	5.6%			11.2%

Rent expense	$63,059	$7,523	$9,482	$18,075	$3,404		$101,543

	Fiscal Year Ended March 31, 2019 (Predecessor)
	Europe Caspian	Africa	Americas	Asia Pacific	Corporate and other	Loss on disposal of assets	Total
	(In thousands, except percentages)
Operating income (loss)	$12,874	$13,499	$3,530	$(23,645)	$(195,740)	$(27,843)	$(217,325)
Depreciation and amortization expense	50,737	16,113	28,300	16,735	13,014		124,899
Interest income	104	4	3	86	3,227		3,424
Other income (expense), net	(10,851)	(331)	176	(4,340)	6,448		(8,898)
Special items and loss on disposal of assets	22,060	—	258	6,290	134,286	27,843	190,737
Adjusted EBITDA	$74,924	$29,285	$32,267	$(4,874)	$(38,765)	$—	$92,837

Adjusted EBITDA margin	9.8%	18.7%	14.6%	(2.8)%			7.1%

Rent expense	$122,282	$9,657	$23,122	$31,040	$6,215		$192,316

	Fiscal Year Ended March 31, 2018 (Predecessor)
	Europe Caspian	Africa	Americas	Asia Pacific	Corporate and other	Loss on disposal of assets	Total
	(In thousands, except percentages)
Operating income (loss)	$22,624	$32,326	$(72,083)	$(24,290)	$(88,965)	$(17,595)	$(147,983)
Depreciation and amortization expense	48,854	13,705	27,468	19,695	14,320		124,042
Interest income	17	90	107	89	374		677
Other income (expense), net	3,603	(1,720)	434	(795)	(4,479)		(2,957)
Special items and loss on disposal of assets	6,405	8,018	86,058	3,877	10,669	17,595	132,622
Adjusted EBITDA	$81,503	$52,419	$41,984	$(1,424)	$(68,081)	$—	$106,401

Adjusted EBITDA margin	10.6%	27.3%	18.6%	(0.7)%			7.7%

Rent expense	$134,158	$8,557	$24,920	$32,908	$8,148		$208,691

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Combined Fiscal Year 2020 Compared to Predecessor Fiscal Year 2019

Operating revenue from external customers by line of service was as follows:

	Successor	Predecessor		Predecessor
	Five Months Ended March 31,	Seven Months Ended October 31,	Combined Fiscal Year	Fiscal Year Ended March 31,	Favorable (Unfavorable)
	2020	2019	2020	2019
		(In thousands, except percentages)
Oil and gas services	$341,044	$521,369	$862,413	$877,938	$(15,525)	(1.8)%
U.K. SAR services	$90,575	128,436	219,011	232,722	(13,711)	(5.9)%
Fixed wing services	$35,731	72,720	108,451	195,412	(86,961)	(44.5)%
Corporate and other	$375	394	769	1,835	(1,066)	(58.1)%
Total operating revenue	$467,725	$722,919	$1,190,644	$1,307,907	$(117,263)	(9.0)%

The year-over-year decrease in operating revenue was primarily driven by a decrease of $87.0 million in fixed wing services revenue in Bristow’s Europe Caspian region as a result of the sale of Eastern Airways International Limited (“Eastern Airways”) on May 10, 2019 and a decrease of $13.7 million in U.K. search and rescue (“SAR”) services revenue. The decrease in the U.K. SAR services revenue in the Combined Fiscal Year 2020 is primarily due to a one-time benefit of $7.6 million in original equipment manufacturers (“OEM”) cost recoveries recognized in the Predecessor Fiscal Year 2019 and unfavorable changes in the British pound sterling versus U.S. dollar foreign currency exchange rate from the Predecessor Fiscal Year 2019 to the Combined Fiscal Year 2020. Oil and gas revenue improvements from the Predecessor Fiscal Year 2019 in the Africa, America and Europe Caspian regions primarily due to increases in activity were more than offset by a decrease in the Asia Pacific region primarily due to fewer customer contracts yielding a decrease in activity and unfavorable changes in foreign currency rates. Included within the Favorable (Unfavorable) change presented above, revenue decreased by $33.4 million in the Combined Fiscal Year 2020 compared to the Predecessor Fiscal Year 2019 due to unfavorable changes in foreign currency exchange rates, primarily related to the depreciation of the British pound sterling and Australian dollar versus the U.S. dollar.

For the Combined Fiscal Year 2020, Bristow reported a net loss of $697.2 million compared to a net loss of $336.8 million for the Predecessor Fiscal Year 2019. The year-over-year change in net loss was primarily driven by the following special items for the Combined Fiscal Year 2020:

•	Organizational restructuring costs of $643.4 million ($592.7 million net of tax), including the following:

◦	Fresh-start accounting adjustments loss of $686.1 million ($573.6 million net of tax) recorded in reorganization expense, net on the consolidated statements of operations to allocate Bristow’s Reorganization Value to its individual assets and liabilities based on their estimated fair values. See Note 3 in the “Notes to Consolidated Financial Statements” to the Bristow Financial Statements;

◦	Reorganization professional fees and other of $99.7 million ($87.8 million net of tax), including $13.5 million of prepetition professional fees included in prepetition restructuring charges on the consolidated statements of operations and $86.2 million of post-petition professional fees included in reorganization items, net, on the consolidated statements of operations including professional fees and other transaction costs of $62.2 million, success fees of $14.0 million for advisors, payment of executive key employee incentive plan of $3.4 million, directors and officers policy prepaid asset write-off of $3.3 million and cancellation of Predecessor equity of $3.3 million;

◦	Debt related expenses of $48.3 million ($39.2 million net of tax) included in reorganization items, net, on the consolidated statements of operations, including $30.2 million related to discount write-off and $2.3 million related to deferred financing fees write-off related to the 4½% Convertible Senior Notes that were extinguished under the Chapter 11 Cases, $4.1 million for fees incurred related to Bristow’s $150 million Super-priority Secured Debtor-in-Possession Credit Agreement (the “DIP Credit Agreement”) funded in August 2019 and satisfied upon emergence, $1.7 million related to discount write-off and $7.3 million related to deferred financing fees write-off related to the 8.75% Senior Secured Notes, $0.6 million incurred for fees related to the DIP Credit Agreement and $2.2 million incurred for fees related to the asset-backed revolving credit facility entered into on April 17, 2018, by two of Bristow’s subsidiaries (the “ABL Facility”);

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◦	Settlement charges of $31.8 million ($25.1 million net of tax) included in reorganization items, net on the consolidated statements of operations relating to the rejection during the Chapter 11 Cases of Bristow’s aircraft purchase contract for 22 H175 helicopters with Airbus;

◦	Lease termination costs of $30.2 million ($23.9 million net of tax) included in reorganization items, net, on the consolidated statements of operations relating to the rejection of ten aircraft leases rejected in June 2019 including nine S-76C+s and one S-76D;

◦	Severance costs of $4.8 million ($4.8 million net of tax) included in direct costs and general and administrative expense on the consolidated statements of operations;

◦	Corporate lease termination costs of $2.8 million ($2.2 million net of tax) included in reorganization items, net, on the consolidated statements of operations including $1.7 million for write-off of corporate lease leasehold improvements;

◦	Professional fees related to fresh-start accounting of $6.5 million ($5.1 million net of tax) included in reorganization items, net, on the consolidated statements of operations;

◦	Trustee fees of $0.7 million ($0.7 million net of tax) included in reorganization items, net, on the consolidated statements of operations; partially offset by

◦	Gain on settlement of liabilities subject to compromise of $265.6 million ($167.7 million net of tax) recorded in reorganization, net on the consolidated statements of operations primarily related to the extinguishment of Bristow’s 6¼% Senior Notes due 2022 (the “6¼% Senior Notes due 2022”) and Bristow’s 4½% Convertible Senior Notes due 2023 (the “4½% Convertible Senior Notes due 2023”). See Note 3 in the “Notes to Consolidated Financial Statements” to the Bristow Financial Statements; and

◦	A benefit of $1.9 million ($1.9 million net of tax) included in direct cost on the consolidated statements of operations, resulting from an adjustment to the allowed claim associated with Bristow’s return of four H225 model aircraft in May 2019;

•	Loss on impairment of $71.7 million ($62.9 million net of tax) included in loss on impairment on the consolidated statements of operations resulting from:

◦	a $42.0 million impairment of H225 aircraft;

◦	a $17.5 million impairment of Airnorth goodwill;

◦	a $9.6 million impairment of Líder; and

◦	a $2.6 million impairment of Bristow’s investment in Sky Future Partners Limited (“Sky Future Partners”);

•	Contingent beneficial conversion feature expense of $56.9 million ($56.9 million net of tax) recorded in interest expense on the consolidated statements of operations resulting from conversion features in the Predecessor’s financing facility under the DIP Credit Agreement (the “DIP Facility”) triggered upon emergence from Chapter 11;

•	Loss on sale of subsidiaries of $55.9 million ($55.9 million net of tax) included in loss on sale of subsidiaries on the consolidated statements of operations, resulting from the sale of Eastern Airways, Bristow Helicopters Leasing Limited (“BHLL”) and Aviashelf Aviation Co. (“Aviashelf”);

•	DIP claims liability expense of $15.0 million ($15.0 million net of tax) recorded in interest expense on the consolidated statements of operations;

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•	H225 lease return costs of $10.8 million ($10.8 million net of tax) included in direct cost on the consolidated statements of operations, resulting from costs associated with Bristow’s return of four H225 model aircraft in May 2019 including $4.3 million paid in lease return costs in the Combined Fiscal Year 2020 and $10.6 million in future rent and return costs, partially offset by the write-off of $6.0 million of deferred credits for OEM settlements that were being recognized over the remaining life of the leases;

•	Maintenance expense of $15.5 million ($14.9 million net of tax) for the non-cash amortization of power-by-the-hour (“PBH”) contract intangible assets during the five months ended March 31, 2020 (Successor) as a result of fresh-start accounting included in direct costs on the consolidated statement of operations;

•	Financing fees of $2.6 million ($2.4 million net of tax) included in interest expense on the consolidated statements of operations related to the DIP Credit Agreement;

•	Write-off of a portion of deferred financing fees and discount of $1.9 million ($1.5 million net of tax) included in interest expense on the consolidated statements of operations related to a portion of Bristow’s 8.75% Senior Secured Notes which were purchased in a tender offer in September 2019;

•	Transaction costs incurred as a result of the then-pending Merger of $6.3 million ($5.0 million net of tax) recorded in general and administrative expense on the consolidated statements of operations;

•	Fair value of preferred stock derivative liability of $184.1 million ($184.1 million net of tax) included in fair value of preferred stock derivative liability on the consolidated statements of operations; and

•	Non-cash tax benefit of $1.9 million from a reduction in the valuation allowances on deferred tax assets.

Additionally, Bristow realized a loss on disposal of assets of $4.2 million ($4.0 million net of tax) during the Combined Fiscal Year 2020 from the sale or disposal of eight aircraft and other equipment.

The Predecessor Fiscal Year 2019 results benefited from the impact of $17.6 million of OEM cost recoveries realized in the Predecessor Fiscal Year 2019 that resulted in a one-time benefit of $7.6 million in U.K. SAR operating revenue as discussed above, a $6.9 million reduction in rent expense and a $3.1 million reduction in direct cost.

Excluding the special items and the loss on disposal of assets discussed above, adjusted net loss was $61.3 million for the Combined Fiscal Year 2020. These adjusted results compare to adjusted net loss of $113.0 million for the Predecessor Fiscal Year 2019. Additionally, adjusted EBITDA improved to $126.7 million in the Combined Fiscal Year 2020 from $92.8 million in the Predecessor Fiscal Year 2019. The benefit from the OEM cost recoveries described above is included within adjusted net income and adjusted EBITDA in the Predecessor Fiscal Year 2019.

Adjusted EBITDA and adjusted net loss benefited from a decrease in salaries and benefits, rent and general and administrative expense, an increase in earnings from unconsolidated affiliates and the sale of Eastern Airways compared to the Predecessor Fiscal Year 2019. These items were partially offset by OEM cost recoveries realized in the Predecessor Fiscal Year 2019 that did not recur in the Combined Fiscal Year 2020 and an unfavorable impact of changes in foreign exchange rates.

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The table below presents the year-over-year impact of changes in foreign currency exchange rates.

	Successor	Predecessor		Predecessor
	Five Months Ended March 31,	Seven Months Ended October 31,	Combined Fiscal Year	Fiscal Year Ended March 31,	Favorable (Unfavorable)
	2020	2019	2020	2019
		(in thousands)
Revenue impact					$(33,432)
Operating expense impact					32,957
Year-over-year income statement translation					(475)

Transaction losses included in other income (expense), net	$(11,577)	$(1,327)	$(12,904)	$(5,163)	(7,741)
Líder foreign exchange impact included in earnings from unconsolidated affiliates (1)	(115)	(1,123)	(1,238)	(4,163)	2,925
Total	$(11,692)	$(2,450)	$(14,142)	$(9,326)	(4,816)

Pre-tax income statement impact					(5,291)
Less: Foreign exchange impact on depreciation and amortization and interest expense					(284)
Adjusted EBITDA impact					$(5,575)

Net income impact (tax affected)					$(4,034)

(1)	In connection with Bristow’s adoption of fresh-start accounting, Bristow has elected to report its equity earnings from Líder on a three-month lag reporting basis. Bristow began recording equity earnings from Líder during the quarter ended March 31, 2020. As such there was no impact from foreign currency exchange rates for the two months ended December 31, 2019.

The most significant foreign currency exchange rate impacts related to a $7.7 million increase in transaction losses in the Combined Fiscal Year 2020 compared to the Predecessor Fiscal Year 2019 and a $0.5 million unfavorable impact from changes in foreign currency exchange rates in the Combined Fiscal Year 2020 primarily driven by the impact of the depreciating British pound sterling on the translation of Bristow’s results in the Europe Caspian region. During the Combined Fiscal Year 2020, such depreciation from the Predecessor Fiscal Year 2019 translated into lower U.S. dollar earnings for reporting purposes because a majority of Bristow’s revenue in the Europe Caspian region was contracted in British pound sterling. Partially offsetting these unfavorable items was a $2.9 million decrease in the unfavorable impact of foreign currency exchange rates from Bristow’s investment in Líder in Brazil.

Direct costs decreased 12.5%, or $134.8 million, year-over-year primarily due to a $93.3 million decrease due to the sale of Eastern Airways on May 10, 2019 (Predecessor), a $25.6 million decrease in lease costs primarily due to the return of leased aircraft and reduction in lease rates as a result of the Chapter 11 Cases and a $20.9 million decrease in salaries and benefits primarily due to a reduction in headcount as a result of fewer customer contracts driving lower activity in Bristow’s Asia Pacific region and a decrease in fuel costs of $8.2 million, partially offset by a $17.2 million increase in maintenance expense primarily due to the amortization of PBH contract intangible assets during the five months ended March 31, 2020 (Successor) as a result of fresh-start accounting.

Reimbursable expense decreased 14.8%, or $8.8 million, primarily due to fewer customer contracts resulting in a decrease in activity in Bristow’s Asia Pacific region, partially offset by an increase in activity in Bristow’s Americas region.

Prepetition restructuring charges include professional fees incurred prior to May 11, 2019 related to Bristow’s Chapter 11 Cases.

Depreciation and amortization expense decreased to $99.1 million for Combined Fiscal Year 2020 compared to $124.9 million for the Predecessor Fiscal Year 2019. The decrease in depreciation and amortization expense is primarily due to the sale of Eastern Airways in May 2019 and lower depreciation for the five months ended March 31, 2020 (Successor) as a result of the revaluation of assets in connection with the adoption of fresh-start accounting. Bristow recorded all property and equipment at fair value upon emergence and made certain changes to its depreciation policy. For further details, see “Critical Accounting Policies and Estimates” in the Bristow Financial Statements.

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General and administrative expense decreased 12.2%, or $22.1 million, in the Combined Fiscal Year 2020, as compared to the Predecessor Fiscal Year 2019 primarily due to a $32.8 million decrease in transaction costs related to the termination of the Columbia Helicopters, Inc. (“Columbia”) acquisition agreement (the “Columbia Transaction”), including payment of a $20 million termination fee in February 2019, and a $10.3 million decrease due to the sale of Eastern Airways in May 2019, partially offset by an increase of $21.0 million related to salaries and benefits due to an increase in short-term incentive compensation in the Combined Fiscal Year 2020.

Loss on impairment for the Combined Fiscal Year 2020 includes impairment charges of $42.0 million for H225 aircraft, $17.5 million for Airnorth goodwill, $9.6 million for Bristow’s investment in Líder and $2.6 million for Bristow’s investment in Sky Future Partners. Loss on impairment for the Predecessor Fiscal Year 2019 includes impairment charges of $87.5 million for H225 aircraft, $8.9 million for H225 inventory, and $20.8 million for Eastern Airways assets, including $17.5 million for aircraft and equipment, $3.0 million for intangible assets and $0.3 million for inventory. For further details, see Note 1 in the “Notes to Consolidated Financial Statements” to the Bristow Financial Statements.

Loss on disposal of assets decreased $23.6 million to a loss of $4.2 million for the Combined Fiscal Year 2020 from a loss of $27.8 million for the Predecessor Fiscal Year 2019. The loss on disposal of assets in the Combined Fiscal Year 2020 included a loss of $4.2 million from the sale or disposal of eight aircraft and other equipment. During the Predecessor Fiscal Year 2019, the loss on disposal of assets included $14.7 million of contract termination costs for an aircraft purchase contract that was terminated and aircraft options that were cancelled, $8.1 million for impairment of assets held for sale and a loss of $5.0 million from the sale or disposal of aircraft and other equipment.

Earnings from unconsolidated affiliates, net of losses, increased $9.5 million to earnings of $13.9 million for the Combined Fiscal Year 2020 from earnings of $4.3 million in the Predecessor Fiscal Year 2019. This improvement primarily resulted from a $6.3 million increase in earnings from Bristow’s investment in Cougar Helicopters Inc. (“Cougar”) in Canada for the Combined Fiscal Year 2020 due to an increase in activity and a $2.1 million decrease in losses from Bristow’s investment in Líder primarily due to lower unfavorable impact of changes in foreign currency exchange rates. As permitted by fresh-start accounting, Bristow elected to transition to lag reporting for reporting the equity earnings of its investment in Líder upon emergence from Chapter 11. Líder equity earnings are reported on a lag basis of three months consistent with Bristow’s historical practice for recording equity earnings from Cougar.

Interest expense, net, increased 36.4%, or $40.1 million, in the Combined Fiscal Year 2020 compared to the Predecessor Fiscal Year 2019 primarily due to $56.9 million non-cash interest expense related to the beneficial conversion feature in the DIP Facility recorded in the Combined Fiscal Year 2020 and $15.0 million of non-cash interest expense related the DIP equitization consent fee recorded in the Combined Fiscal Year 2020, partially offset by lower interest expense of $28.1 million on the 6¼% Senior Notes due 2022 and 4½% Convertible Senior Notes due 2023 as the unsecured debt was classified as liabilities subject to compromise on the Petition Date upon the filing of the Chapter 11 Cases and Bristow stopped accruing interest expense and $13.7 million less interest expense on Bristow’s 8.75% Senior Secured Notes, which were paid off during the Combined Fiscal Year 2020. Interest income was $1.9 million lower in the Combined Fiscal Year 2020 primarily due to a decrease in cash and cash invested at lower rates. Also, capitalized interest was $2.3 million lower in the Combined Fiscal Year 2020 as Bristow no longer has any aircraft progress payments in construction in progress. For further details on debt, see Notes 2 and 7 in the “Notes to Consolidated Financial Statements” to the Bristow Financial Statements.

19

Reorganization items, net represent amounts incurred directly resulting from the Chapter 11 Cases and consists of the following items:

	Successor	Predecessor
	Five Months Ended March 31, 2020	Seven Months Ended October 31, 2019
Fresh-start accounting adjustments loss (1)	$—	$686,116
Gain on settlement of liabilities subject to compromise (2)	—	(265,591)
Reorganization professional fees and other (3)	7,232	86,210
Debt related expenses (4)	—	48,328
H175 Settlement (5)	—	31,830
Lease rejection costs (6)	—	30,221
Corporate lease termination (7)	—	2,805
H225 lease return (8)	—	(1,946)
	$7,232	$617,973

(1)	Fresh-start accounting adjustments to allocate Bristow’s Reorganization Value to its individual assets based on their estimated fair values. See Note 3 in the “Notes to Consolidated Financial Statements” to the Bristow Financial Statements for further details.

(2)	Gain on settlement of liabilities subject to compromise primarily related to the extinguishment of the 6¼% Senior Notes due 2022 and 4½% Convertible Senior Notes due 2023. See Note 3 in the “Notes to Consolidated Financial Statements” to the Bristow Financial Statements for further details.

(3)	Reorganization professional fees and other for the five months ended March 31, 2020 (Successor) includes professional fees and other transaction costs of $7.2 million. Reorganization professional fees and other for the seven months ended October 31, 2019 (Predecessor) includes professional fees and other transaction costs of $61.2 million, success fees of $14.0 million for advisors, payment of executive key employee incentive plan of $3.4 million, directors and officers policy prepaid asset write-off of $3.3 million and cancellation of Predecessor equity of $4.3 million.

(4)	Debt related expenses includes $30.2 million related to discount write-off and $2.3 million related to deferred financing fees write-off related to the 4½% Convertible Senior Notes that were extinguished under the Chapter 11 Cases, $4.1 million for fees incurred related to Bristow’s $150 million DIP Credit Agreement funded in August 2019 and satisfied upon emergence, $1.7 million related to discount write-off and $7.3 million related to deferred financing fees write-off related to the 8.75% Senior Secured Notes, $0.6 million incurred for fees related to the DIP Credit Agreement and $2.2 million incurred for fees related to the ABL Facility.

(5)	Relates to the rejection of Bristow’s aircraft purchase contract for the 22 H175 helicopters.

(6)	Relates to ten aircraft leases rejected in June 2019 including nine S-76C+s and one S-76D.

(7)	Includes $1.1 million for corporate lease costs and $1.7 million for write-off of corporate lease leasehold improvements.

(8)	Relates to adjustment of the allowed claim for the Milestone Omnibus Agreement.

Loss on sale of subsidiaries includes a $46.9 million loss on the sale of Eastern Airways and $9.0 million loss on the sale of Aviashelf and BHLL recorded in the seven months ended October 31, 2019 (Predecessor). For further details, see Note 1 in the “Notes to Consolidated Financial Statements” to the Bristow Financial Statements.

For further details on other income (expense), net and income tax expense, see “— Region Operating Results — Other Income (Expense), Net” and “— Region Operating Results — Taxes” below.

20

As discussed above, Bristow’s results for the Combined Fiscal Year 2020 were impacted by special items and the loss on disposal of assets. The items noted in the Combined Fiscal Year 2020 and the Predecessor Fiscal Year 2019 have been identified as special items as they are not considered by management to be part of Bristow’s ongoing operations when assessing and measuring the operational and financial performance of the organization. The impact of these items on adjusted EBITDA and adjusted net loss is as follows:

	Successor
	Five Months Ended March 31, 2020
	Adjusted EBITDA	Adjusted Net Loss
	(In thousands)
Change in fair value of preferred stock derivative liability	$184,140	$184,140
PBH contract intangible assets amortization	(15,502)	(14,854)
Loss on impairment	(9,591)	(9,591)
Organizational restructuring costs	(7,460)	502
Transaction costs	(6,330)	(5,001)
Tax Items	—	7,297
Total special items	$145,257	$162,493

	Predecessor
	Seven Months Ended October 31, 2019
	Adjusted EBITDA	Adjusted Net Loss
	(In thousands)
Organizational restructuring costs	$(635,987)	$(593,221)
Loss on impairment	(62,101)	(53,276)
Loss on sale of subsidiaries	(55,883)	(55,883)
H225 Lease Return	(10,844)	(10,844)
Contingent beneficial conversion feature	—	(56,870)
DIP claims liability	—	(15,000)
DIP financing fee write-off	—	(2,350)
Early extinguishment of debt	—	(1,499)
Tax Items	—	(5,382)
Total special items	$(764,815)	$(794,325)

	Predecessor
	Fiscal Year Ended March 31, 2019
	Adjusted EBITDA	Adjusted Net Loss
	(In thousands)
Loss on impairment	$117,220	$101,105
Transaction cost	32,800	25,912
Organizational restructuring costs	11,897	10,984
CEO retirement cost	977	772
Tax items	—	62,667
Total special items	$162,894	$201,440

21

Predecessor Fiscal Year 2019 Compared to Predecessor Fiscal Year 2018

Operating revenue from external customers by line of service was as follows:

	Fiscal Year Ended March 31,		Favorable
	2019	2018	(Unfavorable)
	(In thousands, except percentages)
Oil and gas services	$877,938	$936,475	$(58,537)	(6.3)%
U.K. SAR services	232,722	222,965	9,757	4.4%
Fixed wing services	195,412	209,719	(14,307)	(6.8)%
Corporate and other	1,835	4,278	(2,443)	(57.1)%
Total operating revenue	$1,307,907	$1,373,437	$(65,530)	(4.8)%

Bristow reported a net loss of $336.8 million and $194.7 million for the Predecessor Fiscal Year 2019 and the Predecessor Fiscal Year 2018, respectively. The year-over-year increase in net loss was primarily driven by a decrease in revenue, higher interest expense, lower benefit for income taxes, increased loss due to impairment and disposal of assets, lower earnings from unconsolidated affiliates and increased other expense, partially offset by lower direct cost and general and administrative expense.

Revenue decreased 4.5%, or $64.3 million, year-over-year, primarily driven by a decrease in oil and gas services and fixed wing services. Bristow’s oil and gas services experienced declines in its Africa region, Asia Pacific region, U.K. operations within its Europe Caspian region and Canada operations within its Americas region. Bristow’s fixed wing services experienced declines at Eastern Airways and Airnorth. The decreases in oil and gas services and fixed wing services were partially offset by an increase in U.K. SAR services revenue primarily due to a one-time benefit of $7.6 million in OEM cost recoveries recognized in the Predecessor Fiscal Year 2019. See further discussion of operating revenue by region under “— Region Operating Results.” In addition to operational impacts, revenue was negatively affected by $17.2 million in the Predecessor Fiscal Year 2019 compared to the Predecessor Fiscal Year 2018 due to changes in foreign currency exchange rates. On May 10, 2019, Bristow sold Eastern Airways. See Note 1 in the “Notes to Consolidated Financial Statements” to the Bristow Financial Statements.

Interest expense, net, increased 42.8%, or $33.0 million, year-over-year primarily due to an increase in borrowings and an increase in amortization of debt discount, partially offset by an increase in interest income as a result of an increase in cash and cash invested at higher rates. Additionally, during the Predecessor Fiscal Year 2018, Bristow wrote-off $3.0 million of deferred financing fees related to the early extinguishment of debt, which did not recur in the Predecessor Fiscal Year 2019.

Benefit for income taxes decreased $30.7 million year-over-year primarily due to valuation allowances on deferred tax assets in the Predecessor Fiscal Year 2019 compared to benefits related to the revaluation of net deferred tax liabilities to a lower tax rate as a result of the U.S. Tax Cuts and Jobs Act (the “Act”), partially offset by the impact of the one-time transition tax on the repatriation of foreign earnings under the Act in the Predecessor Fiscal Year 2018.

Loss on impairment for the Predecessor Fiscal Year 2019 includes $87.5 million and $8.9 million impairments of H225 aircraft and inventory, respectively, and $20.8 million impairment of Eastern Airways assets, including $17.5 million, $3.0 million and $0.3 million for aircraft and equipment, intangible assets and inventory, respectively. Loss on impairment for the Predecessor Fiscal Year 2018 includes an $85.7 million impairment of Bristow’s investment in Líder and $5.7 million of inventory impairments.

Loss on disposal of assets increased $10.2 million to a loss of $27.8 million for the Predecessor Fiscal Year 2019 from a loss of $17.6 million for the Predecessor Fiscal Year 2018. The loss on disposal of assets in the Predecessor Fiscal Year 2019 included $14.7 million of contract termination costs for an aircraft purchase contract that was terminated and aircraft options that were cancelled, $8.1 million for impairment of assets held for sale and a loss of $5.0 million from the sale or disposal of aircraft and other equipment. The loss on disposal of assets in the Predecessor Fiscal Year 2018 included impairment charges of $8.7 million related to assets held for sale, a loss of $1.7 million from the sale or disposal of aircraft and other equipment and a $7.2 million impairment and loss on disposal related to the Bristow Academy sale.

22

Earnings from unconsolidated affiliates, net of losses, decreased $14.4 million to earnings of $4.3 million for the Predecessor Fiscal Year 2019 from earnings of $18.7 million in the Predecessor Fiscal Year 2018. The decrease primarily resulted from losses from Bristow’s investment in Líder of $2.1 million for the Predecessor Fiscal Year 2019 compared to earnings of $7.2 million in the Predecessor Fiscal Year 2018 primarily due to a decline in activity and an unfavorable impact of foreign currency exchange rates. Bristow’s earnings from Líder in the Predecessor Fiscal Year 2019 and the Predecessor Fiscal Year 2018 were reduced by the unfavorable impact of foreign currency exchange rate changes of $4.2 million and $2.0 million, respectively. Also, Bristow’s earnings from its investment in Cougar decreased $5.0 million from the Predecessor Fiscal Year 2019 to the Predecessor Fiscal Year 2018 due to a decline in activity.

Direct cost decreased 3.9%, or $43.5 million, year-over-year, primarily due to a $41.3 million reduction in salaries and benefits from lower headcount across all regions as a result of organizational restructuring efforts and a $15.5 million decrease in rent expense from the return of leased aircraft, partially offset by a $9.9 million increase in fuel primarily resulting from an increase in fuel prices and a $3.4 million increase in various other direct costs.

General and administrative expense decreased 1.6%, or $2.9 million, year-over-year, primarily due to a $25.0 million decrease in compensation expense (primarily due to decreases of $14.8 million in short-term and long-term incentive compensation costs and $7.6 million and $2.6 million in severance costs and salaries and benefits, respectively, due to a reduction in headcount across all regions from organizational restructuring efforts) and an $11.0 million decrease in information technology, travel, training and various other expenses. These decreases were mostly offset by a $13.1 million increase in professional fees incurred in the Predecessor Fiscal Year 2019 for the Columbia Transaction and related financing transactions and a $20.0 million termination fee in connection with the Columbia Transaction paid in February 2019.

Other expense, net increased $5.9 million primarily due to higher foreign currency transaction losses and an increase in pension related costs in the Predecessor Fiscal Year 2019. For further details on other income (expense), net, see “— Region Operating Results — Other Income (Expense), Net,” below.

The Predecessor Fiscal Year 2019 results benefited from the realization of $18.9 million of OEM cost recoveries realized as a one-time benefit of $7.6 million in U.K. SAR operating revenue, a $7.9 million reduction in rent expense (included in direct cost) and a $3.4 million reduction in direct cost. The Predecessor Fiscal Year 2018 benefited from a reduction in rent expense of $16.6 million included in direct costs related to OEM cost recoveries. For further details, see Note 1 in the “Notes to Consolidated Financial Statements” to the Bristow Financial Statements.

The net loss for the Predecessor Fiscal Year 2019 was significantly impacted by the following special items:

•	Loss on impairment totaling $117.2 million ($101.1 million net of tax) including:

◦	$87.5 million and $8.9 million impairments of H225 aircraft and inventory, respectively; and

◦	$20.8 million impairment of Eastern Airways assets, including $17.5 million, $3.0 million and $0.3 million for aircraft and equipment, intangible assets and inventory, respectively;

•	Non-cash tax expense of $62.7 million including $51.0 million from valuation allowances on deferred tax assets and $11.6 million from the Act;

•	Transaction costs of $32.8 million ($25.9 million net of tax) included in general and administrative expense, resulting from the Columbia Transaction and related financing transactions, including a $20.0 million termination fee paid in February 2019;

•	Organizational restructuring costs of $11.9 million ($11.0 million net of tax) included in direct cost and general and administrative expense, resulting from separation programs across Bristow’s global organization designed to increase efficiency and reduce costs; and

•	CEO retirement costs of $1.0 million ($0.8 million net of tax) included in general and administrative expense.

23

Excluding the special items described above and the loss on disposal of assets, adjusted net loss was $113.0 million for the Predecessor Fiscal Year 2019. These adjusted results compare to adjusted net loss of $74.0 million for the Predecessor Fiscal Year 2018. Adjusted EBITDA decreased to $92.8 million in the Predecessor Fiscal Year 2019 from $106.4 million in the Predecessor Fiscal Year 2018.

The year-over-year change in adjusted EBITDA was primarily driven by the decline in oil and gas revenue and lower earnings from unconsolidated affiliates in the Predecessor Fiscal Year 2019, partially offset by a decrease in direct costs and general and administrative expense. The year-over-year change in adjusted net loss was impacted by the same items that impacted adjusted EBITDA as well as higher interest expense, partially offset by a more favorable adjusted effective tax rate in the Predecessor Fiscal Year 2019.

The table below presents the year-over-year impact of changes in foreign currency exchange rates.

	Predecessor
	Fiscal Years Ended March 31,		Favorable
	2019	2018	(Unfavorable)
	(in thousands)
Revenue impact			$(17,233)
Operating expense impact			22,847
Year-over-year income statement translation			5,614

Transaction losses included in other income (expense), net	$(5,163)	$(2,580)	(2,583)
Líder foreign exchange impact included in earnings from unconsolidated affiliates	(4,163)	(1,956)	(2,207)
Total	$(9,326)	$(4,536)	(4,790)

Pre-tax income statement impact			824
Less: Foreign exchange impact on depreciation and amortization and interest expense			146
Adjusted EBITDA impact			$970

Net income impact (tax affected)			$1,134

As discussed above, Bristow’s results for the Predecessor Fiscal Year 2019 were impacted by a number of special items. In the Predecessor Fiscal Year 2018, special items that impacted Bristow’s results included organizational restructuring costs, loss on impairment (investment in unconsolidated affiliates and inventory), early extinguishment of debt and tax items. The items noted in the Predecessor Fiscal Year 2019 and the Predecessor Fiscal Year 2018 have been identified as special items as they are not considered by management to be part of ongoing operations when assessing and measuring the operational and financial performance of Bristow. The impact of these items on adjusted EBITDA and adjusted net loss is as follows:

	Fiscal Year Ended March 31, 2018
	Adjusted EBITDA	Adjusted Net Loss
	(In thousands)
Loss on impairment	$91,400	$63,222
Organizational restructuring costs	23,627	17,633
Early extinguishment of debt	—	2,123
Tax items	—	(22,865)
Total special items	$115,027	$60,113

24

Region Operating Results

The following tables set forth certain operating information for the regions comprising Bristow’s industrial aviation services segment. Intercompany lease revenue and expense are eliminated from Bristow’s segment reporting, and depreciation expense of aircraft is presented in the region that operates the aircraft.

Set forth below is a discussion of the operations of Bristow’s regions. Bristow’s consolidated results are discussed under “— Overview of Operating Results” above.

Europe Caspian

	Successor	Predecessor		Predecessor		Favorable / (Unfavorable)
	Five Months Ended March 31,	Seven Months Ended October 31,	Combined Fiscal Year	Fiscal Year Ended March 31,		2020 vs 2019		2019 vs 2018
	2020	2019	2020	2019	2018
		(In thousands, except percentages)
Operating revenue	$271,992	$409,830	$681,822	$764,496	$765,412	$(82,674)	(10.8)%	$(916)	(0.1)%
Operating income	$19,334	$26,143	$45,477	$12,874	$22,624	$32,603	253.2%	$(9,750)	(43.1)%
Operating margin	7.1%	6.4%	6.7%	1.7%	3.0%	5.0%	294.1%	(1.3)%	(43.3)%
Adjusted EBITDA	$43,622	$49,186	$92,808	$74,924	$81,503	$17,884	23.9%	$(6,579)	(8.1)%
Adjusted EBITDA margin	16.0%	12.0%	13.6%	9.8%	10.6%	3.8%	38.8%	(0.8)%	(7.5)%
Rent expense	$33,148	$63,059	$96,207	$122,282	$134,158	$26,075	21.3%	$11,876	8.9%
Loss on impairment	$—	$—	$—	$20,801	$4,525	$20,801	100.0%	$(16,276)	*

The Europe Caspian region comprises operations and affiliates in Europe, including oil and gas operations in the U.K. and Norway, public sector SAR operations in the U.K. and operations in Turkmenistan. Prior to the sale of Eastern Airways on May 10, 2019 (Predecessor), Bristow had fixed wing operations in the Europe Caspian region.

Combined Fiscal Year 2020 Compared to Predecessor Fiscal Year 2019

The decrease in operating revenue in the Combined Fiscal Year 2020 primarily resulted from a decrease of $90.2 million for fixed wing services revenue due to the sale of Eastern Airways on May 10, 2019, and a decrease of $13.7 million for U.K. SAR revenue. The decrease in U.K. SAR revenue was primarily due to a one-time benefit of $7.6 million in OEM cost recoveries recognized in the Predecessor Fiscal Year 2019 and unfavorable changes in the British pound sterling versus U.S. dollar foreign currency exchange rate from the Predecessor Fiscal Year 2019 to the Combined Fiscal Year 2020. These decreases were partially offset by a $21.2 million increase in U.K. and Norway oil and gas services primarily due to an increase in activity and new contracts in the Combined Fiscal Year 2020. Additionally, revenue in this region was impacted by an unfavorable year-over-year impact of changes in foreign currency exchange rates of $26.1 million.

A substantial portion of Bristow’s operations in the Europe Caspian region is contracted in the British pound sterling, which depreciated against the U.S. dollar in the Combined Fiscal Year 2020. Bristow recorded foreign exchange losses of $8.5 million and $7.2 million in the Combined Fiscal Year 2020 and the Predecessor Fiscal Year 2019, respectively, from the revaluation of assets and liabilities on British pound sterling functional currency entities as of March 31, 2020 (Successor) and March 31, 2019 (Predecessor), respectively, which is recorded in other income (expense), net on the consolidated statements of operations and included in adjusted EBITDA. Net of the translation and revaluation impacts, adjusted EBITDA was unfavorably impacted by $10.7 million and $11.8 million resulting from the change in foreign currency exchange rates during the Combined Fiscal Year 2020 and the Predecessor Fiscal Year 2019, respectively. A further weakening or strengthening of the British pound sterling could result in additional foreign currency exchange rate volatility in future periods.

25

In addition to the $7.6 million of OEM cost recoveries discussed above, the Predecessor Fiscal Year 2019 benefited from OEM cost recoveries that resulted in a $4.9 million reduction in rent expense (included in direct costs) and a $3.4 million reduction in direct cost.

Additionally, as a result of fresh-start accounting for the five months ended March 31, 2020 (Successor), Bristow recorded $10.7 million of intangible amortization in maintenance expense in direct costs on the consolidated statements of operations related to PBH contract intangible assets.

During the Combined Fiscal Year 2020, Bristow recorded $2.6 million for impairment of Sky Future Partners. During the Predecessor Fiscal Year 2019, Bristow recorded $20.8 million for impairment of Eastern Airways assets, including $17.5 million for aircraft and equipment, $3.0 million for intangible assets and $0.3 million for inventory. For further details, see Note 1 in the “Notes to Consolidated Financial Statements” to the Bristow Financial Statements. These impairments are excluded from adjusted EBITDA and adjusted EBITDA margin.

Operating income and operating margin improved in the Combined Fiscal Year 2020 primarily due to lower impairment charges and an increase in U.K. and Norway oil and gas services revenue, partially offset by $10.7 million of amortization of PBH contract intangible assets and $3.3 million of amortization of the U.K. SAR intangible asset for the five months ended March 31, 2020 (Successor). Adjusted EBITDA and adjusted EBITDA margin increased in the Combined Fiscal Year 2020 primarily due to an increase in U.K. and Norway oil and gas services revenue, partially offset by an unfavorable impact from foreign currency exchange rate changes in the Combined Fiscal Year 2020. The amortization of PBH contract intangible assets is included in maintenance expense in direct costs on the consolidated statements of operations and included as a special item and excluded from Adjusted EBITDA. The amortization of the U.K. SAR intangible is included in depreciation and amortization, therefore excluded from Adjusted EBITDA.

Predecessor Fiscal Year 2019 Compared to Predecessor Fiscal Year 2018

Operating revenue decreased year-over-year primarily due to an increase of $9.8 million from U.K. SAR, including a one-time $7.6 million benefit from OEM cost recoveries and $9.6 million in Norway as a result of increased activity, mostly offset by an $13.0 million decrease in U.K. oil and gas as a result of decreased activity and a $9.3 million decrease from Eastern Airways as a result of decreased activity. Eastern Airways contributed $109.2 million and $118.5 million in operating revenue for the Predecessor Fiscal Year 2019 and the Predecessor Fiscal Year 2018, respectively. A substantial portion of Bristow’s revenue in the Europe Caspian region is contracted in the British pound sterling, which depreciated against the U.S. dollar in the Predecessor Fiscal Year 2019. As a result, included within the amounts of operational impacts described above, revenue was negatively impacted by $8.0 million in the Predecessor Fiscal Year 2019 compared to the Predecessor Fiscal Year 2018.

In addition to the $7.6 million of OEM cost recoveries discussed above, the Predecessor Fiscal Year 2019 benefited from OEM cost recoveries related to ongoing aircraft issues that resulted in a $4.9 million reduction in rent expense (included in direct cost) and a $3.4 million reduction in direct cost. The Predecessor Fiscal Year 2018 benefited from OEM cost recoveries that resulted in a $9.9 million reduction in rent expense (included in direct cost).

Bristow recorded foreign currency exchange losses of $7.2 million in the Predecessor Fiscal Year 2019 and foreign currency exchange gains of $4.3 million in the Predecessor Fiscal Year 2018 from the revaluation of assets and liabilities on British pound sterling functional currency entities as of March 31, 2019 (Predecessor) and March 31, 2018 (Predecessor), respectively, which is recorded in other income (expense), net and included in adjusted EBITDA. Net of translation and revaluation impacts, adjusted EBITDA was negatively impacted by $11.8 million and positively impacted by $9.2 million resulting from the changes in foreign currency exchange rates during the Predecessor Fiscal Year 2019 and the Predecessor Fiscal Year 2018, respectively. A further weakening or strengthening of the British pound sterling could result in additional foreign currency exchange volatility in future periods.

26

During the Predecessor Fiscal Year 2019, Bristow recorded $20.8 million for impairment of Eastern Airways assets, including $17.5 million, $3.0 million and $0.3 million for aircraft and equipment, intangible assets and inventory, respectively. During the Predecessor Fiscal Year 2018, Bristow recorded inventory impairment charges of $4.5 million at Eastern Airways. These charges were recorded as a direct reduction in the value of spare parts inventory to record them at net realizable value. The impairments recorded in the Predecessor Fiscal Year 2019 and the Predecessor Fiscal Year 2018 are included in operating income but were adjusted for in the calculation of adjusted EBITDA. For further details, see Notes 1 and 4 in the “Notes to Consolidated Financial Statements” to the Bristow Financial Statements. Also, Bristow recorded severance expense related to organizational restructuring efforts of $1.3 million and $1.9 million for the Predecessor Fiscal Year 2019 and the Predecessor Fiscal Year 2018, respectively, which is excluded from adjusted EBITDA and adjusted EBITDA margin.

The decrease in operating income and operating margin from the Predecessor Fiscal Year 2018 was primarily due to the increase in impairments of Eastern Airways assets discussed above, partially offset by the increase in revenue discussed above and the larger benefit from OEM cost recoveries in the Predecessor Fiscal Year 2019. Adjusted EBITDA and adjusted EBITDA margin decreased in the Predecessor Fiscal Year 2019 primarily due to the unfavorable year-over-year impacts from changes in foreign currency exchange rates and decrease in operating revenue, partially offset by the larger benefit from OEM cost recoveries in the Predecessor Fiscal Year 2019. Eastern Airways contributed a negative $17.3 million and negative $6.9 million in adjusted EBITDA for the Predecessor Fiscal Year 2019 and the Predecessor Fiscal Year 2018, respectively.

Africa

	Successor	Predecessor		Predecessor		Favorable / (Unfavorable)
	Five Months Ended March 31,	Seven Months Ended October 31,	Combined Fiscal Year	Fiscal Year Ended March 31,		2020 vs 2019		2019 vs 2018
	2020	2019	2020	2019	2018
		(In thousands, except percentages)
Operating revenue	$68,122	$107,390	$175,512	$156,704	$191,830	$18,808	12.0%	$(35,126)	(18.3)%
Earnings from unconsolidated affiliates, net of losses	$2,968	$—	$2,968	$2,518	$2,518	$450	17.9%	$—	—%
Operating income	$10,154	$17,255	$27,409	$13,499	$32,326	$13,910	103.0%	$(18,827)	(58.2)%
Operating margin	14.9%	16.1%	15.6%	8.6%	16.9%	7.0%	81.4%	(8.3)%	(49.1)%
Adjusted EBITDA	$14,812	$27,198	$42,010	$29,285	$52,419	$12,725	43.5%	$(23,134)	(44.1)%
Adjusted EBITDA margin	21.7%	25.3%	23.9%	18.7%	27.3%	5.2%	27.8%	(8.6)%	(31.5)%
Rent expense	$5,056	$7,523	$12,579	$9,657	$8,557	$(2,922)	(30.3)%	$(1,100)	(12.9)%

The Africa region comprises all of Bristow’s operations and affiliates on the African continent, including Nigeria and Egypt.

Combined Fiscal Year 2020 Compared to Predecessor Fiscal Year 2019

Operating revenue for helicopter services in Africa increased $13.8 million in the Combined Fiscal Year 2020 due to an overall increase in activity and additional aircraft on contract compared to the Predecessor Fiscal Year 2019. Additionally, operating revenue from fixed wing services in Africa increased $5.0 million to $17.6 million in the Combined Fiscal Year 2020 from $12.6 million in the Predecessor Fiscal Year 2019.

Operating income, operating margin, adjusted EBITDA and adjusted EBITDA margin increased as a result of the increase in operating revenue in the Combined Fiscal Year 2020 discussed above, which was only partially offset by an increase in direct cost and general and administrative expense due to the increase in activity and additional aircraft on contract in the Combined Fiscal Year 2020. In addition to the items that impacted adjusted EBITDA and adjusted EBITDA margin, operating income and operating margin were impacted by a reduction of $3.0 million in depreciation expense, partially offset by $1.3 million amortization of PBH contract intangible assets as a result of fresh-start accounting for the five months ended March 31, 2020 (Successor). The amortization of PBH contract intangible assets is included in maintenance expense in direct costs on the condensed consolidated statements of operations and included as a special item and excluded from adjusted EBITDA.

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Predecessor Fiscal Year 2019 Compared to Predecessor Fiscal Year 2018

Operating revenue for Africa decreased year-over-year, due to an overall net decrease in activity and the end of certain contracts, including a contract that expired on March 31, 2018 (Predecessor). The decrease was partially offset by an increase in fixed wing services in Africa that generated $10.5 million and $7.4 million of operating revenue for the Predecessor Fiscal Year 2019 and the Predecessor Fiscal Year 2018, respectively.

Operating income, operating margin, adjusted EBITDA and adjusted EBITDA margin decreased as a result of the decrease in operating revenue in the Predecessor Fiscal Year 2019, which was partially offset by a decrease in direct cost and general and administrative expenses due to the decrease in activity described above. Additionally, during the Predecessor Fiscal Year 2018, Bristow recorded $8.0 million in severance expense resulting from voluntary and involuntary separation programs as part of its restructuring efforts, which is excluded from adjusted EBITDA and adjusted EBITDA margin.

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Americas

	Successor	Predecessor		Predecessor		Favorable / (Unfavorable)
	Five Months Ended March 31,	Seven Months Ended October 31,	Combined Fiscal Year	Fiscal Year Ended March 31,		2020 vs 2019		2019 vs 2018
	2020	2019	2020	2019	2018
		(In thousands, except percentages)
Operating revenue	$99,717	$139,692	$239,409	$221,528	$225,377	$17,881	8.1%	$(3,849)	(1.7)%
Earnings from unconsolidated affiliates, net of losses	$4,046	$6,100	$10,146	$2,041	$16,263	$8,105	397.1%	$(14,222)	(87.5)%
Operating income (loss)	$9,762	$13,391	$23,153	$3,530	$(72,083)	$19,623	* %	$75,613	*
Operating margin	9.8%	9.6%	9.7%	1.6%	(32.0)%	8.1%	* %	33.6%	*
Adjusted EBITDA	$26,301	$31,054	$57,355	$32,267	$41,984	$25,088	77.8%	$(9,717)	(23.1)%
Adjusted EBITDA margin	26.4%	22.2%	24.0%	14.6%	18.6%	9.4%	64.4%	(4.0)%	(21.5)%
Rent expense	$7,067	$9,482	$16,549	$23,122	$24,920	$6,573	28.4%	$1,798	7.2%
Loss on impairment	$9,591	$—	$9,591	$—	$85,683	$(9,591)	*	$85,683	*

     * percentage change too large to be meaningful or not applicable

The Americas region comprises all Bristow’s operations and affiliates in North America and South America, including Brazil, Canada, Guyana, Trinidad and the U.S. Gulf of Mexico.

Combined Fiscal Year 2020 Compared to Predecessor Fiscal Year 2019

Operating revenue increased in the Combined Fiscal Year 2020 primarily due to additional aircraft on contract in Guyana, which increased operating revenue by $16.5 million, $4.7 million in additional operating revenue from SAR services to oil and gas customers in the U.S. Gulf of Mexico and a $4.6 million increase in operating revenue from Canada due to an increase in activity, partially offset by a $5.7 million decrease in operating revenue from U.S. Gulf of Mexico oil and gas operations and a $1.1 million decrease in Trinidad primarily due to a decline in activity.

Earnings from unconsolidated affiliates, net of losses, increased $8.1 million in the Combined Fiscal Year 2020 primarily due to a $6.0 million increase in earnings from Bristow’s investment in Cougar due to an increase in activity. As permitted by fresh-start accounting, Bristow elected to transition to lag reporting for reporting the equity earnings of its investment in Líder upon emergence from Chapter 11. Líder equity earnings are reporting on a lag basis of three months consistent with Bristow’s historical practice for recording equity earnings from Cougar. During the Combined Fiscal Year 2020, Bristow recorded a $9.6 million impairment of its investment in Líder, which impacted operating income and operating margin, but is excluded from the calculation of adjusted EBITDA and adjusted EBITDA margin. See further discussion about its investment in Líder and the Brazil market in “— Executive Overview — COVID 19 and Decline in Oil Prices,” above.

The increases in operating income, operating margin, adjusted EBITDA and adjusted EBITDA margin were driven by the increases in operating revenue and earnings from unconsolidated affiliates discussed above and a decrease in rent expense due to the return of leased aircraft or rejection of leased aircraft during the Chapter 11 Cases. In addition to the items impacting adjusted EBITDA and adjusted EBITDA margin, operating income and operating margin were impacted by the $9.6 million impairment of the investment in Líder and $3.1 million amortization of PBH contract intangible assets as a result of fresh-start accounting for the five months ended March 31, 2020 (Successor).

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Predecessor Fiscal Year 2019 Compared to Predecessor Fiscal Year 2018

Operating revenue decreased year-over-year, primarily due to a decrease of $6.6 million from Canada and a decrease of $5.0 million in intra-region operating revenue from decreased activity in Africa, partially offset by an increase of $7.8 million from higher activity with Bristow’s U.S. Gulf of Mexico oil and gas customers.

Earnings from unconsolidated affiliates, net of losses, decreased $14.2 million year-over-year, primarily due to a $9.2 million decrease in earnings from Bristow’s investment in Líder resulting from a decrease in activity and an unfavorable impact of foreign currency exchange rates and a $5.0 million decrease in earnings from Bristow’s investment in Cougar resulting from a decrease in activity. Operating income, operating margin, adjusted EBITDA and adjusted EBITDA margin were negatively impacted by unfavorable foreign currency exchange rate changes, which decreased Bristow’s earnings from its investment in Líder by $4.2 million in the Predecessor Fiscal Year 2019 and $2.0 million in the Predecessor Fiscal Year 2018. During the Predecessor Fiscal Year 2018, Bristow recorded an $85.7 million impairment of its investment in Líder, which impacted operating income and operating margin, but is excluded from the calculation of adjusted EBITDA and adjusted EBITDA margin. See further discussion about its investment in Líder and the Brazil market in “— Executive Overview — Selected Regional Perspectives,” above.

The increases in operating income and operating margin resulted from the impairment of Bristow’s investment in Líder in the Predecessor Fiscal Year 2018 as discussed above. The decrease in adjusted EBITDA primarily resulted from the decrease in revenue and earnings from unconsolidated affiliates discussed above, partially offset by a $4.7 million decrease in general and administrative expenses (primarily due to lower salaries and benefits of $1.6 million and lower franchise taxes of $1.3 million) and a $1.8 million decrease in rent expense due to lease returns. Additionally, Bristow recorded severance expense, related to organizational restructuring efforts, of $0.3 million and $0.4 million for the Predecessor Fiscal Year 2019 and the Predecessor Fiscal Year 2018, respectively, which is excluded from adjusted EBITDA and adjusted EBITDA margin.

Asia Pacific

	Successor	Predecessor		Predecessor		Favorable / (Unfavorable)
	Five Months Ended March 31,	Seven Months Ended October 31,	Combined Fiscal Year	Fiscal Year Ended March 31,		2020 vs 2019		2019 vs 2018
	2020	2019	2020	2019	2018
		(In thousands, except percentages)
Operating revenue	$30,157	$69,438	$99,595	$176,079	$201,190	$(76,484)	(43.4)%	$(25,111)	(12.5)%
Operating loss	$(6,921)	$(33,653)	$(40,574)	$(23,645)	$(24,290)	$(16,929)	(71.6)%	$645	2.7%
Operating margin	(22.9)%	(48.5)%	(40.7)%	(13.4)%	(12.1)%	(27.3)%	(203.7)%	(1.3)%	(10.7)%
Adjusted EBITDA	$(6,022)	$3,867	$(2,155)	$(4,874)	$(1,424)	$2,719	55.8%	$(3,450)	(242.3)%
Adjusted EBITDA margin	(20.0)%	5.6%	(2.2)%	(2.8)%	(0.7)%	0.6%	21.4%	(2.1)%	(300.0)%
Rent expense	$4,058	$18,075	$22,133	$31,040	$32,908	$8,907	28.7%	$1,868	5.7%
Loss on impairment	$—	$17,504	$17,504	$—	$—	$(17,504)	*	$—	*

     * percentage change too large to be meaningful or not applicable

The Asia Pacific region comprises all of Bristow’s operations and affiliates in Australia and Asia and Bristow’s fixed wing operations through Airnorth in Australia. Prior to the sale of BHLL and Aviashelf during the seven months ended October 31, 2019 (Predecessor), Bristow had operations in Sakhalin, Russia, which is included in the Asia Pacific region.

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Combined Fiscal Year 2020 Compared to Predecessor Fiscal Year 2019

Operating revenue decreased in the Combined Fiscal Year 2020 primarily due to a decrease in Australia of $51.0 million driven by contracts ending and decreased activity with oil and gas customers and a $1.0 million unfavorable foreign currency exchange rate impact, a $19.2 million decrease in Sakhalin due to the sale of Aviashelf in the Combined Fiscal Year 2020, and a decrease of $3.8 million from Bristow’s fixed wing operations at Airnorth primarily due to a $5.3 million unfavorable foreign currency exchange rate impact, partially offset by an increase in activity. Airnorth contributed $71.9 million and $75.7 million in operating revenue for the Combined Fiscal Year 2020 and the Predecessor Fiscal Year 2019, respectively.

Operating loss increased in the Combined Fiscal Year 2020 primarily due to the decrease in operating revenue discussed above and the $17.5 million impairment of Airnorth goodwill recorded in the Combined Fiscal Year 2020 that is not included in adjusted EBITDA and adjusted EBITDA margin, partially offset by a $56.8 million decrease in salaries and benefits, maintenance expense, fuel costs, travel and meals and training costs, a $5.4 million decrease in depreciation expense and a $8.9 million decrease to rent expense. Rent expense for the Combined Fiscal Year 2020 includes H225 lease return costs of $7.4 million that is not included in adjusted EBITDA or adjusted EBITDA margin. Adjusted EBITDA and adjusted EBITDA margin increased due to the items impacting operating loss and operating margin excluding the H225 lease return costs. Airnorth contributed $5.3 million and a negative $4.0 million in adjusted EBITDA for the Combined Fiscal Year 2020 and the Predecessor Fiscal Year 2019, respectively.

Additionally, during the Combined Fiscal Year 2020 and the Predecessor Fiscal Year 2019, Bristow recorded $4.4 million and $6.3 million, respectively, in severance expense related to organizational restructuring efforts. The severance expense is not included in adjusted EBITDA or adjusted EBITDA margin for the Combined Fiscal Year 2020 and the Predecessor Fiscal Year 2019.

Predecessor Fiscal Year 2019 Compared to Predecessor Fiscal Year 2018

Operating revenue decreased year-over-year, primarily due to a decrease in oil and gas services of $18.1 million primarily due to the end of short-term contracts in Australia and an $8.1 million decrease from Bristow’s fixed wing operations at Airnorth, partially offset by an increase of $1.2 million in Sakhalin. Airnorth contributed $75.7 million and $83.8 million in operating revenue for the Predecessor Fiscal Year 2019 and the Predecessor Fiscal Year 2018, respectively. Additionally, revenue decreased by $8.7 million in the Predecessor Fiscal Year 2019 compared to the Predecessor Fiscal Year 2018 due to unfavorable changes in foreign currency exchange rates.

Operating loss decreased in the Predecessor Fiscal Year 2019 primarily due to a $16.7 million decrease in salaries and benefits resulting from organizational restructuring efforts and a $1.9 million decrease in rent expense due to lease returns, partially offset by a decrease in operating revenue discussed above and a $2.6 million increase in maintenance expense at Airnorth. Adjusted EBITDA and adjusted EBITDA margin decreased in the Predecessor Fiscal Year 2019 primarily due to an unfavorable year-over-year impact from changes in foreign currency exchange rates. Changes in foreign currency exchange rates negatively impacted adjusted EBITDA by $3.8 million compared to the Predecessor Fiscal Year 2018 primarily due to an increase in foreign currency exchange rate losses of $3.5 million in the Predecessor Fiscal Year 2019 compared to the Predecessor Fiscal Year 2018. Airnorth contributed a negative $4.0 million and positive $7.2 million in adjusted EBITDA in the Predecessor Fiscal Year 2019 and the Predecessor Fiscal Year 2018, respectively.

Additionally, during the Predecessor Fiscal Year 2019 and the Predecessor Fiscal Year 2018, Bristow recorded $6.3 million and $3.9 million, respectively, in severance expense related to organizational restructuring efforts, which is excluded from adjusted EBITDA and adjusted EBITDA margin.

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Corporate and Other

	Successor	Predecessor		Predecessor		Favorable / (Unfavorable)
	Five Months Ended March 31,	Seven Months Ended October 31,	Combined Fiscal Year	Fiscal Year Ended March 31,		2020 vs 2019		2019 vs 2018
	2020	2019	2020	2019	2018
		(In thousands, except percentages)
Operating revenue	$375	$394	$769	$1,837	$4,305	$(1,068)	(58.1)%	$(2,468)	(57.3)%
Earnings from unconsolidated affiliates, net of losses	$—	$321	$321	$(403)	$(273)	$724	179.7%	$(130)	(47.6)%
Operating loss	$(36,970)	$(101,559)	$(138,529)	$(195,740)	$(88,965)	$57,211	29.2%	$(106,775)	(120.0)%
Adjusted EBITDA	$(32,759)	$(30,584)	$(63,343)	$(38,765)	$(68,081)	$(24,578)	(63.4)%	$29,316	43.1%
Rent expense	$732	$3,404	$4,136	$6,215	$8,148	$2,079	33.5%	$1,933	23.7%
Loss on impairment	$—	$44,597	$44,597	$96,419	$1,192	$51,822	53.7%	$(95,227)	*

     * percentage change too large to be meaningful or not applicable

Corporate and other includes Bristow’s supply chain management and corporate costs that have not been allocated out to other regions and its Bristow Academy operations prior to the sale of Bristow Academy on November 1, 2017 (Predecessor).

Combined Fiscal Year 2020 Compared to Predecessor Fiscal Year 2019

Operating loss for the Combined Fiscal Year 2020 includes $42.0 million for the impairment of H225 aircraft and prepetition professional fees of $13.5 million related to the filing of the Chapter 11 Cases included in prepetition restructuring charges on the consolidated statements of operations. Operating loss for the Predecessor Fiscal Year 2019 includes impairments of $87.5 million for the impairment of H225 aircraft and $8.9 million for the impairment of H225 inventory. None of the impairment of H225 aircraft and inventory and prepetition professional fees are included in adjusted EBITDA. Operating loss for the Predecessor Fiscal Year 2019 also includes transaction costs of $32.8 million resulting from the Columbia Transaction and related financing transactions, including a $20.0 million termination fee paid in February 2019 (Predecessor). Operating loss decreased in the Combined Fiscal Year 2020 primarily due to the lower H225 aircraft and inventory impairments in the Combined Fiscal Year 2020 than the H225 aircraft and inventory impairments recorded in the Predecessor Fiscal Year 2019 and the Columbia Transaction costs incurred in the Predecessor Fiscal Year 2020, partially offset by the prepetition professional fees incurred in the Combined Fiscal Year 2020. Adjusted EBITDA decreased primarily due to an increase of $15.6 million in salaries and benefits due to an increase in short-term incentive compensation in the Combined Fiscal Year 2020 and $0.8 million of foreign currency exchange rate transaction losses for the Combined Fiscal Year 2020 versus $6.5 million of foreign currency exchange rate transaction gains for the Predecessor Fiscal Year 2019.

Predecessor Fiscal Year 2019 Compared to Predecessor Fiscal Year 2018

Operating revenue decreased year-over-year, primarily due to the sale of Bristow Academy.

Operating loss for the Predecessor Fiscal Year 2019 includes impairments of $87.5 million and $8.9 million for the impairment of H225 aircraft and inventory, respectively. For further details, see Note 1 in the “Notes to Consolidated Financial Statements” to the Bristow Financial Statements. The impairments are excluded from adjusted EBITDA and adjusted EBITDA margin.

32

Operating loss increased year-over-year, primarily due to the H225 aircraft and inventory impairments discussed above and transaction costs of $32.8 million resulting from the Columbia Transaction and related financing transactions, including a $20.0 million termination fee paid in February 2019 (Predecessor). Adjusted EBITDA improved primarily due to foreign currency transaction gains of $6.5 million for the Predecessor Fiscal Year 2019 compared to foreign currency transaction losses of $4.4 million for the Predecessor Fiscal Year 2018, the sale of Bristow Academy, which generated negative adjusted EBITDA of $3.9 million in the Predecessor Fiscal Year 2018 and a $15.2 million decrease in general and administrative expenses excluding CEO retirement, organizational restructuring and transaction costs primarily due to a decrease in short-term and long-term incentive compensation costs.

During the Predecessor Fiscal Year 2019, Bristow recorded $1.0 million for CEO retirement costs and during the Predecessor Fiscal Year 2019 and the Predecessor Fiscal Year 2018, Bristow recorded $1.4 million and $9.5 million, respectively, related to organizational restructuring costs. The CEO retirement costs, organization restructuring costs, impairment costs, and Columbia Transaction and termination fee are excluded from adjusted EBITDA.

Loss on disposal of assets

The loss on disposal of assets in the Combined Fiscal Year 2020 included a loss of $4.2 million from the sale or disposal of eight aircraft and other equipment. The loss on disposal of assets in the Predecessor Fiscal Year 2019 included $14.7 million of contract termination costs for an aircraft purchase contract that was terminated, $8.1 million for impairment of assets held for sale related to five held for sale aircraft and a loss of $5.0 million from the sale or disposal of eight aircraft and other equipment. The loss on disposal of assets in the Predecessor Fiscal Year 2018 included impairment charges of $8.7 million related to eight held for sale aircraft, losses of $1.7 million from the sale or disposal of 11 aircraft and other equipment and $7.2 million impairment and loss on disposal related to the Bristow Academy disposal group.

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Interest Expense, Net

	Successor	Predecessor		Predecessor		Favorable / (Unfavorable)
	Five Months Ended March 31,	Seven Months Ended October 31,	Combined Fiscal Year	Fiscal Year Ended March 31,		2020 vs 2019		2019 vs 2018
	2020	2019	2020	2019	2018
		(In thousands, except percentages)
Interest income	$662	$822	$1,484	$3,424	$677	$(1,940)	(56.7)%	$2,747	*
Interest expense	(17,068)	(119,087)	(136,155)	(102,769)	(71,393)	(33,386)	(32.5)%	(31,376)	(43.9)%
Amortization of debt discount	(5,892)	(1,563)	(7,455)	(6,337)	(1,701)	(1,118)	(17.6)%	(4,636)	(272.5)%
Amortization of debt fees	(4)	(8,158)	(8,162)	(6,820)	(8,048)	(1,342)	(19.7)%	1,228	15.3%
Capitalized interest	—	150	150	2,426	3,405	(2,276)	(93.8)%	(979)	(28.8)%
Interest expense, net	$(22,302)	$(127,836)	$(150,138)	$(110,076)	$(77,060)	$(40,062)	(36.4)%	$(33,016)	(42.8)%

      * percentage change too large to be meaningful or not applicable

Interest expense, net increased in the Combined Fiscal Year 2020 compared to the Predecessor Fiscal Year 2019 primarily due to $56.9 million non-cash interest expense related to the beneficial conversion feature in the DIP Facility recorded in the Combined Fiscal Year 2020 and $15.0 million of non-cash interest expense related the DIP equitization consent fee recorded in the Combined Fiscal Year 2020, partially offset by lower interest expense of $28.1 million on the 6¼% Senior Notes due 2022 and 4½% Convertible Senior Notes due 2023 as the unsecured debt was classified as liabilities subject to compromise on the Petition Date upon the filing of the Chapter 11 Cases and Bristow stopped accruing interest expense and $13.7 million less interest expense on Bristow’s 8.75% Senior Secured Notes, which were paid off during the Combined Fiscal Year 2020. Interest income was lower in the Combined Fiscal Year 2020 primarily due to a decrease in cash and cash invested at lower rates. Also, capitalized interest was lower in the Combined Fiscal Year 2020 as Bristow no longer has any aircraft progress payments in construction in progress.

Interest expense, net increased in the Predecessor Fiscal Year 2019 compared to the Predecessor Fiscal Year 2018 primarily due to an increase in borrowings, partially offset by an increase in interest income as a result an increase in cash and cash invested at higher rates. Also, Bristow issued convertible debt in December 2017 (Predecessor) resulting in an increase in amortization of debt discount in the Predecessor Fiscal Year 2019 compared to the Predecessor Fiscal Year 2018. Additionally, during the Predecessor Fiscal Year 2018, Bristow wrote-off $3.0 million of deferred financing fees related to the early extinguishment of debt.

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Other Income (Expense), Net

	Successor	Predecessor		Predecessor		Favorable / (Unfavorable)
	Five Months Ended March 31,	Seven Months Ended October 31,	Combined Fiscal Year	Fiscal Year Ended March 31,		2020 vs 2019		2019 vs 2018
	2020	2019	2020	2019	2018
		(In thousands, except percentages)
Foreign currency gains (losses) by region:
Europe Caspian	$(3,107)	$(5,392)	$(8,499)	$(7,159)	$4,328	$(1,340)	(18.7)%	$(11,487)	(265.4)%
Africa	1,075	(904)	171	(331)	(1,720)	502	151.7%	1,389	80.8%
Americas	(315)	1,007	692	176	56	516	293.2%	120	214.3%
Asia Pacific	(3,840)	(587)	(4,427)	(4,340)	(795)	(87)	(2.0)%	(3,545)	*
Corporate and other	(5,390)	4,549	(841)	6,491	(4,449)	(7,332)	(113.0)%	10,940	245.9%
Foreign currency losses	(11,577)	(1,327)	(12,904)	(5,163)	(2,580)	(7,741)	(149.9)%	(2,583)	(100.1)%
Pension-related costs	1,658	(2,256)	(598)	(3,839)	119	3,241	84.4%	(3,958)	*
Other	(37)	82	45	104	(496)	(59)	(56.7)%	600	121.0%
Other income (expense), net	$(9,956)	$(3,501)	$(13,457)	$(8,898)	$(2,957)	$(4,559)	(51.2)%	$(5,941)	(200.9)%

      * percentage change too large to be meaningful or not applicable

Other income (expense), net for the periods presented above were most significantly impacted by foreign currency exchange rate gains (losses). The foreign currency exchange rate gains (losses) within other income (expense), net are reflected within the results (below operating income) of the regions shown in the table above. Also, pension-related costs include interest costs, amortization of pension-related costs from prior periods, and the gains or losses on plan assets and are included in its Europe Caspian region results (below operating income). Additionally, during the Predecessor Fiscal Year 2018, Bristow recorded a provision related to a non-operational contract matter with a client in other income.

Transaction gains and losses represent the revaluation of monetary assets and liabilities from the currency that will ultimately be settled into the functional currency of the legal entity holding the asset or liability. The most significant items revalued are denominated in U.S. dollars on entities with British pound sterling and Nigerian naira functional currencies and denominated in British pound sterling on entities with U.S. dollar functional currencies with transaction gains or losses primarily resulting from the strengthening or weakening of the U.S. dollar versus those other currencies.

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Taxes

	Successor	Predecessor		Predecessor		Favorable / (Unfavorable)
	Five Months Ended March 31,	Seven Months Ended October 31,	Combined Fiscal Year	Fiscal Year Ended March 31,		2020 vs 2019		2019 vs 2018
	2020	2019	2020	2019	2018
		(In thousands, except percentages)
Effective tax rate	0.3%	5.8%	(6.8)%	—%	13.5%	(6.8)%	*	(13.5)%	(100.0)%
Net foreign tax on non-U.S. earnings	$(1,996)	$6,369	$4,373	$(2,570)	$2,640	$(6,943)	(270.2)%	$5,210	*
Expense (benefit) of foreign earnings indefinitely reinvested abroad	$3,091	$52,769	$55,860	$14,874	$18,463	$(40,986)	(275.6)%	$3,589	19.4%
Change in valuation allowance	$(559)	$5,382	$4,823	$51,028	$(2,575)	$46,205	90.5%	$(53,603)	*
Benefit of foreign tax deduction in the U.S.	$(240)	$(212)	$(452)	$(127)	$—	$325	255.9%	$127	*
Expense from change in tax contingency	$192	$(277)	$(85)	$(2,345)	$5,351	$(2,260)	(96.4)%	$7,696	*
Impact of stock based compensation	$—	$—	$—	$1,565	$1,773	$1,565	100.0%	$208	11.7%
Sale of subsidiaries	$—	$9,824	$9,824	$—	$—	$(9,824)	*	$—	*
Impairment of assets	$2,014	$5,256	$7,270	$—	$—	$(7,270)	*	$—	*
Reorganization and fresh-start accounting	$11,144	$52,374	$63,518	$—	$—	$(63,518)	*	$—	*
Preferred stock embedded derivative	$(38,669)	$—	$(38,669)	$—	$—	$38,669	*	$—	*
U.S. statutory rate reduction	$—	$—	$—	$(19,033)	$(52,990)	$(19,033)	(100.0)%	$(33,957)	(64.1)%
One-time transition tax	$—	$—	$—	$30,671	$30,323	$30,671	100.0%	$(348)	(1.1)%

      * percentage change too large to be meaningful or not applicable

A portion of the aircraft fleet is owned directly or indirectly by Bristow’s wholly owned Cayman Island subsidiaries. Bristow’s foreign operations combined with its leasing structure provided a material benefit to the effective tax rates for the Combined Fiscal Year 2020, the Predecessor Fiscal Year 2019 and the Predecessor Fiscal Year 2018. In the Predecessor Fiscal Year 2018, unfavorable permanent differences, such as valuation allowances and non-tax deductible goodwill write-off, had the effect of increasing income tax expense and reducing the effective tax rate applied to pre-tax losses. Also, the effective tax rates for the Combined Fiscal Year 2020, the Predecessor Fiscal Year 2019 and the Predecessor Fiscal Year 2018 benefited from the permanent investment outside the U.S. of foreign earnings, upon which no U.S. tax had been provided until the deemed repatriation of foreign earnings under the Act.

The relationship between Bristow’s provision for or benefit from income taxes and Bristow’s pre-tax book income can vary significantly from period to period considering, among other factors, (a) the overall level of pre-tax book income, (b) changes in the blend of income that is taxed based on gross revenues or at high effective tax rates versus pre-tax book income or at low effective tax rates and (c) Bristow’s geographical blend of pre-tax book income. Consequently, Bristow’s income tax expense or benefit does not change proportionally with Bristow’s pre-tax book income or loss. Significant decreases in Bristow’s pre-tax book income typically result in higher effective tax rates, while significant increases in pre-tax book income can lead to lower effective tax rates, subject to the other factors impacting income tax expense noted above.

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Combined Fiscal Year 2020 Compared to Predecessor Fiscal Year 2019

The effective income tax rate for the Combined Fiscal Year 2020 was 6.8%, which includes $63.5 million of tax expense related to reorganization and fresh-start accounting, $38.7 million of tax benefit related to the preferred stock embedded derivative, $9.8 million of tax expense from the sale of subsidiaries and $7.3 million from impairment of Bristow’s investment in unconsolidated affiliates. For further details, see Note 13 in the “Notes to Consolidated Financial Statements” to the Bristow Financial Statements.

Predecessor Fiscal Year 2019 Compared to Predecessor Fiscal Year 2018

The effective income tax rate for the Predecessor Fiscal Year 2019 was 0.0%, which includes $51.0 million of tax expense for an increase in valuation allowances and a one-time non-cash transition tax expense of $11.6 million as a result of the Act.

Benefit for income taxes decreased $30.7 million year-over-year primarily due to valuation allowances on deferred tax assets in the Predecessor Fiscal Year 2019 compared to benefits related to the revaluation of net deferred tax liabilities to a lower tax rate as a result of the Act, partially offset by the impact of the one-time transition tax on the repatriation of foreign earnings under the Act in the Predecessor Fiscal Year 2018.

Noncontrolling Interest

Net loss attributable to noncontrolling interests decreased to $0.1 million for the Combined Fiscal Year 2020 compared to $0.7 million for the Predecessor Fiscal Year 2019 primarily due to the sale of BHLL and Aviashelf during the seven months ended October 31, 2019 (Predecessor).

Net loss attributable to noncontrolling interests increased to $0.7 million for the Predecessor Fiscal Year 2019 compared to $2.4 million for the Predecessor Fiscal Year 2018 due to higher earnings from Eastern Airways during the Predecessor Fiscal Year 2019 compared to the Predecessor Fiscal Year 2018. During the Predecessor Fiscal Year 2018, Bristow purchased the outstanding noncontrolling interest of Eastern Airways.

Liquidity and Capital Resources

Cash Flows

Operating Activities

Net cash used in operating activities was $108.4 million, $109.4 million and $19.5 million during the Combined Fiscal Year 2020, the Predecessor Fiscal Year 2019 and the Predecessor Fiscal Year 2018, respectively. Changes in non-cash working capital generated $1.2 million and used $37.3 million and $20.0 million in cash flows during the Combined Fiscal Year 2020, the Predecessor Fiscal Year 2019 and the Predecessor Fiscal Year 2018, respectively. Combined Fiscal Year 2020 includes $100.8 million of cash paid for bankruptcy related professional fees. The change in cash used in operating activities in the Combined Fiscal Year 2020 compared to the Predecessor Fiscal Year 2019 is primarily due to the bankruptcy related professional fees paid in the Combined Fiscal Year 2020, partially offset by lower cash paid for interest and lease costs in the Combined Fiscal Year 2020. Also, cash before working capital changes for the Predecessor Fiscal Year 2019 includes a $20 million termination fee paid in February 2019 related to the Columbia Transaction. The decline in cash flows from operations for the Predecessor Fiscal Year 2019 compared to the Predecessor Fiscal Year 2018 is due to a higher use of cash before working capital changes of $72.6 million primarily due to lower revenue in the Predecessor Fiscal Year 2019, an increase in cash used in working capital of $17.3 million and the $20 million termination fee paid in February 2019 related to the Columbia Transaction. Cash flows used by operating activities for the Predecessor Fiscal Year 2018 includes proceeds of $30.5 million related to OEM cost recoveries, of which $22.4 million is included in cash flows from operations before working capital changes and $8.1 million is included in working capital changes, which was partially offset by cash payments of $19.8 million for cash collateralization of letters of credit included in working capital changes for the Predecessor Fiscal Year 2018.

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Investing Activities

Cash flows used in investing activities were $76.5 million and $26.1 million for the Combined Fiscal Year 2020 and the Predecessor Fiscal Year 2019, respectively, and cash flows provided by investing activities were $96.9 million for the Predecessor Fiscal Year 2018. Cash was used primarily for capital expenditures as follows:

	Successor	Predecessor
	Five Months Ended March 31,	Seven Months Ended October 31,	Fiscal Year Ended March 31,
	2020	2019	2019	2018
Number of aircraft delivered:
Medium	—	—	1	5
SAR aircraft	2	2	—	—
Total aircraft	2	2	1	5
Capital expenditures (in thousands):
Aircraft and related equipment	$35,767	$38,386	$35,315	$32,418
Other	348	3,188	5,587	13,869
Total capital expenditures	$36,115	$41,574	$40,902	$46,287

In addition to these capital expenditures, investing cash flows were impacted by the following items during the last three fiscal years:

Combined Fiscal Year 2020 — During the Combined Fiscal Year 2020, Bristow received proceeds of $19.2 million primarily from the sale or disposal of eight aircraft and certain other equipment. In the Combined Fiscal Year 2020, Bristow transferred, net of cash received, $22.5 million for the sales of Eastern Airways, BHLL and Aviashelf. Bristow took delivery of one AW189 aircraft in August 2019 (Predecessor), one AW189 aircraft in October 2019 (Predecessor) and two AW189 aircraft in December 2019 (Successor).

Predecessor Fiscal Year 2019 — During the Predecessor Fiscal Year 2019, Bristow received proceeds of $13.8 million primarily from the sale or disposal of eight aircraft and certain other equipment.

Predecessor Fiscal Year 2018 — During the Predecessor Fiscal Year 2018, Bristow received proceeds of $48.7 million primarily from the sale or disposal of 11 aircraft and certain other equipment. Also, during the Predecessor Fiscal Year 2018, cash flows from investing activities includes $94.5 million related to OEM cost recoveries.

Financing Activities

Cash flows used in financing activities were $202.5 million and $63.1 million in the Combined Fiscal Year 2020 and the Predecessor Fiscal Year 2019, respectively, and cash flows provided by financing activities was $189.0 million during the Predecessor Fiscal Year 2018.

During the Combined Fiscal Year 2020, Bristow received $385.0 million for the issuance of common and preferred stock upon emergence from bankruptcy, $75.0 million in proceeds for the Term Loan Agreement and $150 million in proceeds from the DIP Credit Agreement. During the Combined Fiscal Year 2020, Bristow used $391.9 million for debt repayments, including purchasing $341.7 million aggregate principal amount of the 8.75% Senior Secured Notes, and paid $14.9 million for debt issuance costs.

During the Predecessor Fiscal Year 2019, Bristow used cash to repay debt of $61.1 million and debt financing fees of $2.6 million.

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During the Predecessor Fiscal Year 2018, Bristow received $174.8 million from borrowings on Bristow’s $400 million revolving credit facility (the “Revolving Credit Facility”), $230 million from borrowings on Bristow’s term loan credit agreement with PK AirFinance, as agent, and PK Transportation, as lender (the “PK Air Debt”), $143.8 million from the sale of Bristow’s 4½% Convertible Senior Notes and $346.6 million from the sale of Bristow’s 8.75% Senior Secured Notes. During fiscal year 2018, Bristow used cash to repay debt of $671.6 million, paid $20.6 million of deferred financing fees and paid dividends of $2.5 million on Bristow’s common stock. Additionally, during the Predecessor Fiscal Year 2018, Bristow paid $40.4 million for the purchase of the 4½% Convertible Senior Notes call option, and simultaneously received $30.3 million for the issuance of warrants.

Future Cash Requirements

Debt Obligations

Total debt (excluding unamortized discounts) as of March 31, 2020 (Successor) was $611.8 million. The following table summarizes the contractual maturity dates for Bristow’s significant debt as of March 31, 2020 (Successor):

Debt	Maturity Date
Term Loan	May 10, 2022
Macquarie Debt	March 6, 2023
Lombard Debt	December 29, 2023 and January 30, 2024
PK Air Debt	January 13 and 27, 2025

See further discussion of outstanding debt as of March 31, 2020 (Successor) in Note 8 in the “Notes to Consolidated Financial Statements” to the Bristow Financial Statements. In connection with the closing of the Merger, on June 11, 2020, Bristow made $62.1 million in principal and prepayment premiums to fully repay the Term Loan. Era’s senior notes are not included in the table above.

Pension Obligations

As of March 31, 2020 (Successor), Bristow had recorded on its balance sheet a net $17.9 million pension liability related to the Bristow Helicopters Limited and Bristow International Aviation (Guernsey) Limited (“BIAGL”) pension plans. The liability represents the excess of the present value of the defined benefit pension plan liabilities over the fair value of plan assets that existed at that date. The minimum funding rules of the U.K. require the employer to agree to a funding plan with the plans’ trustee for securing that the pension plan has sufficient and appropriate assets to meet its technical provisions liabilities. In addition, where there is a shortfall in assets against this measure, Bristow is required to make scheduled contributions in amounts sufficient to bring the plan up to 100% funded as quickly as can be reasonably afforded. The employer contributions for the main U.K. pension plan for the Combined Fiscal Year 2020, the Predecessor Fiscal Year 2019 and the Predecessor Fiscal Year 2018 were £12.7 million ($16.2 million), £12.7 million ($16.6 million), and £12.8 million ($17.0 million), respectively. See further discussion of Bristow’s pension plans in Note 14 in the “Notes to Consolidated Financial Statements” to the Bristow Financial Statements.

Contractual Obligations, Commercial Commitments and Off Balance Sheet Arrangements

Bristow had various contractual obligations that are recorded as liabilities on its consolidated balance sheet. Other items, such as certain purchase commitments, interest payments and other executory contracts are not recognized as liabilities on Bristow’s consolidated balance sheet but are included in the table below. For example, Bristow is contractually committed to make certain minimum lease payments for the use of property and equipment under operating lease agreements.

The following table summarizes Bristow’s significant contractual obligations and other commercial commitments on an undiscounted basis as of March 31, 2020 (Successor) and the future periods in which such obligations are expected to be settled in cash. In addition, the table reflects the timing of principal and interest payments on outstanding borrowings as of March 31, 2020 (Successor). Additional details regarding these obligations are provided in Notes 8, 9, 11 and 14 in the “Notes to Consolidated Financial Statements” to the Bristow Financial Statements.

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	Payments Due by Period
		Fiscal Year Ending March 31,
	Total	2021	2022 - 2023	2024 - 2025	2026 and beyond
	(In thousands)
Contractual obligations:
Long-term debt and short-term borrowings:
Principal (1)	$611,784	$45,739	$287,899	$278,146	$—
Interest (2)	106,756	34,598	55,834	16,324	—
Aircraft operating leases (3)	302,093	89,736	135,812	74,375	2,170
Other operating leases (4)	48,056	7,680	12,903	11,091	16,382
Pension obligations (5)	22,102	16,398	5,704	—	—
Other purchase obligations (6)	39,849	39,849	—	—	—
Total contractual cash obligations	$1,130,640	$234,000	$498,152	$379,936	$18,552
Other commercial commitments:
Letters of credit	$16,163	$16,163	$—	$—	$—
Total commercial commitments	$16,163	$16,163	$—	$—	$—

(1)	Excludes unamortized discounts of $50.7 million.

(2)	Interest payments for variable interest debt are based on interest rates as of March 31, 2020 (Successor).

(3)	Represents separate operating leases for aircraft.

(4)	Represents minimum rental payments required under non-aircraft operating leases that have initial non-cancelable lease terms in excess of one year.

(5)	Represents expected funding for defined benefit pension plans in future periods. These amounts are undiscounted and are based on the expectation that the U.K. pension plan will be fully funded in approximately five years. As of March 31, 2020 (Successor), Bristow had recorded on Bristow’s balance sheet a net $17.9 million pension liability associated with these obligations. The timing of the funding is dependent on actuarial valuations and resulting negotiations with the plan trustees.

(6)	Other purchase obligations primarily represent unfilled purchase orders for aircraft parts and non-cancelable PBH maintenance commitments.

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Financial Condition and Sources of Liquidity

The following table summarizes Bristow’s capital structure and sources of liquidity as of March 31, 2020 (Successor) (in thousands):

March 31, 2020
Capital structure:
Term Loan (1)	61,500
Lombard Debt	136,180
Macquarie Debt	148,165
PK Air Debt	207,326
Other Debt	7,953
Total debt (2)	561,124
Stockholders’ investment	426,216
Total capital	$987,340
Liquidity:
Cash	$196,662
Undrawn borrowing capacity on ABL Facility (3)	6,597
Total liquidity	$203,259
Adjusted debt to equity ratio (4)	81.4%

(1)	Repaid on June 11, 2020 in connection with the Merger..

(2)	In connection with Bristow’s emergence from bankruptcy and the application of ASC 852, Bristow adjusted debt to its respective fair value at the Effective Date by a reduction of $57.7 million. The unamortized discounts as of March 31, 2020 (Successor) were as follows: $26.4 million for the Lombard Debt, $11.1 million for the Macquarie Debt, $12.6 million for the PK Air Debt and $0.6 million for the Airnorth Debt.

(3)	On April 17, 2018 (Predecessor), two of Bristow’s subsidiaries entered into an ABL Facility, which provides for commitments in an aggregate amount of up to $75 million with a portion allocated to each borrower subsidiary, subject to an availability block of $15 million and a borrowing base calculated by reference to eligible accounts receivable. For further details, see Note 8 in the “Notes to Consolidated Financial Statements” to the Bristow Financial Statements.

(4)	As of March 31, 2020 (Successor), adjusted debt includes balance sheet debt of $561.1 million, operating lease liability of $306.1 million, letters of credit, bank guarantees and financial guarantees of $16.2 million and the net unfunded pension liability of $17.9 million. Adjusted equity includes balance sheet stockholders’ investment of $426.2 million, mezzanine equity of $149.8 million and preferred stock embedded derivative of $286.2 million. Adjusted debt to adjusted equity ratio is a non-GAAP financial measure that management believes provides meaningful supplemental information regarding Bristow’s financial position.

The significant factors that affect Bristow’s overall liquidity include cash from or used to fund operations, capital expenditure commitments, debt service, pension funding, adequacy of bank lines of credit and Bristow’s ability to attract capital on satisfactory terms.

As of March 31, 2020 (Successor), approximately 57% of Bristow’s cash balances were held outside the U.S. and were generally used to meet the liquidity needs of its non-U.S. operations. Most of Bristow’s cash held outside the U.S. could be repatriated to the U.S., and any such repatriation could be subject to additional taxes. If cash held by non-U.S. operations is required for funding operations in the U.S., Bristow may make a provision for additional tax in connection with repatriating this cash, which is not expected to have a significant impact on its results of operations. For further details, see Note 13 in the “Notes to Consolidated Financial Statements” to the Bristow Financial Statements.

Pursuant to the Bristow’s Plan of Reorganization, Bristow received $385.0 million in cash on the Effective Date of which $270.9 million was used to pay off principal and interest on its 8.75% Senior Secured Notes. As of June 16, 2020, the borrowing availability on the ABL Facility was $21.8 million. In connection with the closing of the Merger, on June 11, 2020, Bristow made $62.1 million in principal and prepayment premiums to fully repay the Term Loan. Era’s senior notes are not included in the table above.

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Exposure to Currency Fluctuations

See Bristow’s discussion of the impact of market risk, including Bristow’s exposure to currency fluctuations, on Bristow’s financial position and results of operations discussed under “Recent Accounting Pronouncements — Quantitative and Qualitative Disclosures about Market Risk” below.

Critical Accounting Policies and Estimates

Bristow’s consolidated financial statements have been prepared in accordance with GAAP. In many cases, the accounting treatment of a particular transaction is specifically dictated by GAAP, whereas, in other circumstances, GAAP requires Bristow to make estimates, judgments and assumptions that Bristow believes are reasonable based upon information available. Bristow bases its estimates and judgments on historical experience, professional advice and various other sources that Bristow believe to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions and conditions. Bristow believes that of its significant accounting policies, as discussed in Note 1 in the “Notes to Consolidated Financial Statements” to the Bristow Financial Statements, the following involve a higher degree of judgment and complexity. Bristow’s management has discussed the development and selection of critical accounting policies and estimates with the Audit Committee of its board of directors and the Audit Committee has reviewed its disclosure.

Taxes

Bristow’s annual tax provision is based on expected taxable income, statutory rates and tax planning opportunities available to Bristow in the various jurisdictions in which it operates. The determination and evaluation of Bristow’s annual tax provision and tax positions involves the interpretation of the tax laws in the various jurisdictions in which Bristow operates and requires significant judgment and the use of estimates and assumptions regarding significant future events such as the amount, timing and character of income, deductions and tax credits. Changes in tax laws, regulations, agreements, tax treaties and foreign currency exchange restrictions or Bristow’s level of operations or profitability in each jurisdiction would impact its tax liability in any given year. Bristow also operates in many jurisdictions where the tax laws relating to the offshore oil service industry are open to interpretation which could potentially result in tax authorities asserting additional tax liabilities. While Bristow’s annual tax provision is based on the best information available at the time, a number of years may elapse before the ultimate tax liabilities in the various jurisdictions are determined.

Bristow recognizes foreign tax credits available to it to offset the U.S. income taxes due on income earned from foreign sources. These credits are limited by the total income tax on the U.S. income tax return as well as by the ratio of foreign source income in each statutory category to total income. In estimating the amount of foreign tax credits that are realizable, Bristow estimates future taxable income in each statutory category. These estimates are subject to change based on changes in the market conditions in each statutory category and the timing of certain deductions available to Bristow in each statutory category. Bristow periodically reassesses these estimates and record changes to the amount of realizable foreign tax credits based on these revised estimates. Changes to the amount of realizable foreign tax credits can be significant given any material change to Bristow’s estimates on which the realizability of foreign tax credits is based.

Bristow maintains reserves for estimated income tax exposures in jurisdictions of operation. The expenses reported for these taxes, including its annual tax provision, include the effect of reserve provisions and changes to reserves that Bristow considers appropriate, as well as related interest. Tax exposure items primarily include potential challenges to intercompany pricing, disposition transactions and the applicability or rate of various withholding taxes. These exposures are resolved primarily through the settlement of audits within these tax jurisdictions or by judicial means, but can also be affected by changes in applicable tax law or other factors, which could cause Bristow to conclude that a revision of past estimates is appropriate. Bristow believes that an appropriate liability has been established for estimated exposures. However, actual results may differ materially from these estimates. Bristow reviews these liabilities quarterly. During the Combined Fiscal Year 2020, Bristow had releases of reserves for estimated tax exposures of $0.5 million and accruals of reserves for estimated tax exposures of $0.4 million. During fiscal year 2019 (Predecessor), Bristow had releases of reserves for estimated tax exposures of $2.3 million and during fiscal year 2018 (Predecessor), Bristow had accruals of reserves for estimated tax exposures of $5.4 million. Bristow recognizes interest and penalties accrued related to unrecognized tax benefits as a component of its provision for income taxes. As of March 31, 2020 (Successor) and March 31, 2019 (Predecessor), we had $4.3 million and $4.3 million, respectively, of unrecognized tax benefits, all of which would have an impact on its effective tax rate, if recognized.

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Bristow does not believe it is possible to reasonably estimate the potential effect of changes to the assumptions and estimates identified because the resulting change to its tax liability, if any, is dependent on numerous factors which cannot be reasonably estimated. These include, among others, the amount and nature of additional taxes potentially asserted by local tax authorities; the willingness of local tax authorities to negotiate a fair settlement through an administrative process; the impartiality of the local courts; and the potential for changes in the tax paid to one country to either produce, or fail to produce, an offsetting tax change in other countries. Bristow’s experience has been that the estimates and assumptions it has used to provide for future tax assessments have proven to be appropriate. However, past experience is only a guide and the potential exists that the tax resulting from the resolution of current and potential future tax controversies may differ materially from the amounts accrued.

Judgment is required in determining whether deferred tax assets will be realized in full or in part. When it is estimated to be more-likely-than-not that all or some portion of specific deferred tax assets, such as foreign tax credit carryovers or net operating loss carry forwards, will not be realized, a valuation allowance must be established for the amount of the deferred tax assets that are estimated to not be realizable. As of March 31, 2020 (Successor), Bristow has established deferred tax assets for certain attributes it expects to be realizable. Bristow’s ability to realize the benefit of its deferred tax assets requires that it achieve certain future earnings levels. In the event that its earnings performance projections or future financial conditions do not indicate that it will be able to benefit from its deferred tax assets, valuation allowances would be established following the “more-likely-than-not” criteria. Bristow periodically evaluates its ability to utilize its deferred tax assets and, in accordance with accounting guidance related to accounting for income taxes, will record any resulting adjustments that may be required to deferred income tax expense in the period for which an existing estimate changes. If Bristow’s facts or financial results were to change, thereby impacting the likelihood of establishing and then realizing the deferred tax assets, judgment would have to be applied to determine changes to the amount of the valuation allowance in any given period. Such changes could result in either a decrease or an increase in its provision for income taxes, depending on whether the change in judgment resulted in an increase or a decrease to the valuation allowance. Bristow continually evaluates strategies that could allow for the future utilization of its deferred tax assets.

Bristow considers the earnings of certain foreign subsidiaries to be indefinitely invested outside the U.S. on the basis of estimates that future cash generation will be sufficient to meet future U.S. cash needs and specific plans for foreign reinvestment of those earnings. As such, as of March 31, 2020 (Successor), Bristow has not provided for deferred taxes on the unremitted earnings of certain foreign subsidiaries that are indefinitely invested abroad. If Bristow’s expectations were to change, withholding and other applicable taxes incurred upon repatriation, if any, are not expected to have a significant impact on its results of operations.

Pursuant to the Act, as of March 31, 2020 (Successor), Bristow has provided U.S. federal income taxes as part of the mandatory one-time transition tax. Although these foreign earnings have been deemed to be repatriated from a U.S. federal income tax perspective, Bristow has not changed its prior conclusion that the unremitted earnings are indefinitely reinvested. Accordingly, Bristow has not provided incremental U.S. federal income taxes and foreign withholding taxes on these unremitted earnings of certain foreign subsidiaries.

Should Bristow’s expectations change regarding the expected future tax consequences, Bristow may be required to record additional U.S. federal deferred income taxes that could have a material adverse effect on its consolidated financial position, result of operations and cash flows.

On January 31, 2020 the U.K.’s departure from the European Union became effective. This has to date created business uncertainty: The U.K.’s future approach to E.U. freedom of movement; market volatility; fluctuations in foreign exchange rates; changes to commodity prices; interest rates; and potential changes to existing double tax treaties, all of which may impact us. Although it is too early to quantify the precise impact of the U.K.’s exit from the E.U., Bristow will continue to monitor the economic consequences of the referendum.

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Property and Equipment

Bristow’s net property and equipment represents 45% of its total assets as of March 31, 2020 (Successor). Bristow determines the carrying value of these assets based on its property and equipment accounting policies, which incorporate its estimates, assumptions, and judgments relative to capitalized costs, useful lives and salvage values of its assets.

Bristow’s property and equipment accounting policies are also designed to depreciate its assets over their estimated useful lives. The assumptions and judgments Bristow uses in determining the estimated useful lives and residual values of its property and equipment reflect both historical experience and expectations regarding future operations, utilization and performance of its assets. The use of different estimates, assumptions and judgments in the establishment of property and equipment accounting policies, especially those involving the useful lives and residual values of Bristow’s aircraft, would likely result in materially different net book values of its assets and results of operations.

Useful lives and residual values of aircraft are difficult to estimate due to a variety of factors, including changes in operating conditions or environment, the introduction of technological advances in aviation equipment, changes in market or economic conditions, including changes in demand for certain types of aircraft, and changes in laws or regulations affecting the aviation or offshore oil and gas industry. Bristow evaluates the remaining useful lives of its aircraft when certain events occur that directly impact its assessment of their remaining useful lives. Bristow’s consideration of ultimate residual value takes into account current expectations of fair market value and the expected time to ultimate disposal. The determination of the ultimate value to be received upon sale depends largely upon the condition of the aircraft and the flight time left on the aircraft and major components until the next major maintenance check is required. The future value also depends on the aftermarket that exists as of that date, which can differ substantially over time.

Consistent with Bristow’s policy to review useful lives and residual value when changes in circumstances indicate a change in estimate may be required, upon emergence from the Chapter 11 Cases, Bristow performed a review of useful lives and residual values. As a result of this review, Bristow made certain changes to the useful lives and residual values of aircraft and related equipment. No material changes were made to non-aircraft property, plant and equipment useful lives and residual values. Bristow’s previous policy stated that estimated useful lives of aircraft generally range from 5 to 15 years, and the residual value used in calculating depreciation of aircraft generally ranged from 30% to 50% of cost. Bristow’s revised policy will generally utilize a 30 year useful life from the date of manufacture of an aircraft for used aircraft and the in-service date for new aircraft and a residual value range of 5% to 25% of cost. In certain circumstances, the useful lives of aircraft are limited by a 30,000 flight hour restriction on the airframe of an aircraft imposed by certain aircraft manufacturers. These changes in useful lives reflect Bristow’s view of expected operating conditions and the economic environment, which suggest Bristow will utilize its aircraft for longer than it has historically. The changes in residual values reflect the change made to useful lives and reflect the current expectations of fair market value to be achieved at the time of eventual disposal, based on historical sales data during the decline in the oil and gas industry as previously discussed herein.

Bristow reviews its property and equipment for impairment when events or changes in circumstances indicate that the carrying value of assets or asset groups may be impaired or when reclassifications are made between property and equipment and assets held for sale.

Asset impairment evaluations for held for use asset groups are based on estimated undiscounted cash flows for the asset group being evaluated. If the sum of the expected future cash flows is less than the carrying amount of the asset group, Bristow would be required to recognize an impairment loss. When determining fair value, Bristow utilizes various assumptions, including projections of future cash flows. A change in these underlying assumptions will cause a change in the results of the tests and, as such, could cause fair value to be less than the carrying amounts. In such event, Bristow would then be required to record a corresponding charge, which would reduce its earnings. Bristow continues to evaluate its estimates and assumptions and believe that its assumptions, which include an estimate of future cash flows based upon the anticipated performance of the underlying contracts, are appropriate. Impairment evaluations for assets held for sale are based on estimates derived from historical experience with sales, recent transactions involving similar assets, quoted market prices for similar assets and condition and location of aircraft to be sold.

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Supply and demand are the key drivers of aircraft idle time and Bristow’s ability to contract its aircraft at economical rates. During periods of oversupply, it is not uncommon for Bristow to have aircraft idled for extended periods of time, which could be an indication that an asset group may be impaired. In most instances Bristow’s aircraft could be used interchangeably. In addition, Bristow’s aircraft are generally equipped to operate throughout the world. Because its aircraft are mobile, Bristow may move aircraft from a weak geographic market to a stronger geographic market if an adequate opportunity arises to do so. As such, Bristow’s aircraft are considered to be interchangeable within classes or asset groups and accordingly, its impairment evaluation is made by asset group. Additionally, Bristow’s management periodically makes strategic decisions related to its fleet that involve the possible removal of all or a substantial portion of specific aircraft types from its fleet, at which time these aircraft are reclassified to held for sale and subsequently sold or otherwise disposed of.

For aircraft types that are still operating where management has made the decision to sell or abandon the aircraft type at a fixed date, an analysis is completed to determine whether depreciation needs to be accelerated or additional depreciation recorded for an expected reduction in residual value at the planned disposal date.

Where a determination has been made to exit an entire asset group, the asset group is reviewed for potential impairment. An impairment loss is recorded in the period in which it is determined that the aggregate carrying amount of assets within an asset group is not recoverable. This requires Bristow to make judgments regarding long-term forecasts of future revenue and cost related to the assets subject to review. In turn, these forecasts are uncertain in that they require assumptions about demand for Bristow’s services, future market conditions and technological developments. Significant and unanticipated changes to these assumptions could require a provision for impairment in a future period. Given the nature of these evaluations and their application to specific asset groups and specific times, it is not possible to reasonably quantify the impact of changes in these assumptions.

Bristow has certain intangible assets which were recorded as of emergence from Chapter 11, specifically, PBH contract intangible assets and a U.K. SAR customer contract intangible asset.  Bristow’s policy is to amortize the amount initially assigned to an intangible asset less any residual value over the life of the intangible asset. The residual value of an intangible asset is generally assumed to be zero, with certain limited exceptions. Finite lived intangible assets are reviewed for impairment when indicators of impairment are present. Indicators of impairment for finite lived intangible assets are the same as those for impairment of long-lived assets. For finite lived intangible assets, an impairment loss is recognized if the carrying amount of the asset exceeds the undiscounted cash flows projected to be generated by the asset. If the finite lived intangible asset is impaired, then the amount of the impairment is calculated as the excess of the asset’s carrying amount over its fair value. After an impairment loss is recognized, the adjusted carrying amount of the intangible asset will be its new accounting basis. After adjusting the carrying amount for impairment loss, Bristow’s policy requires the reevaluation of the useful life of that asset.

Pension Benefits

Pension obligations are actuarially determined and are affected by assumptions including discount rates, compensation increases and employee turnover rates. The recognition of these obligations through the statement of operations is also affected by assumptions about expected returns on plan assets. Bristow evaluates its assumptions periodically and make adjustments to these assumptions and the recorded liabilities as necessary.

Three of the most critical assumptions are the expected long-term rate of return on plan assets, the assumed discount rate and the mortality rate. Bristow evaluates its assumptions regarding the estimated long-term rate of return on plan assets based on historical experience and future expectations on investment returns, which are calculated by its third-party investment advisor utilizing the asset allocation classes held by the plans’ portfolios. Bristow utilizes a British pound sterling denominated AA corporate bond index as a basis for determining the discount rate for its U.K. plans. Bristow bases mortality rates utilized on actuarial research on these rates, which are adjusted to allow for expected mortality within its industry segment and, where available, individual plan experience data. Changes in these and other assumptions used in the actuarial computations could impact Bristow’s projected benefit obligations, pension liabilities, pension expense and other comprehensive income. Bristow bases its determination of pension expense on a fair value valuation of assets and an amortization approach for assessed gains and losses that reduces year-to-year volatility. This approach recognizes investment and other actuarial gains or losses over the average remaining lifetime of the plan members. Investment gains or losses for this purpose are the difference between the expected return calculated using the market-related value of assets and the actual return based on the market-related value of assets.

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Allowance for Doubtful Accounts

Bristow establishes allowances for doubtful accounts on a case-by-case basis when Bristow believes the payment of amounts owed to it is unlikely to occur. In establishing these allowances, Bristow considers a number of factors, including its historical experience, changes in its client’s financial position and restrictions placed on the conversion of local currency to U.S. dollars, as well as disputes with customers regarding the application of contract provisions to its services.

Bristow derives a significant portion of its revenue from services to major integrated oil and gas companies and government-owned or government-controlled oil and gas companies. Bristow’s receivables are concentrated in certain oil-producing countries. Bristow generally does not require collateral or other security to support client receivables. If the financial condition of Bristow’s customers was to deteriorate or their access to freely-convertible currency was restricted, resulting in impairment of their ability to make the required payments, additional allowances may be required.

Inventory Allowance

Bristow maintains inventory that primarily consists of spare parts to service its aircraft. Bristow establishes an allowance to distribute the cost of spare parts expected to be on hand at the end of an aircraft type’s life over the service lives of the related equipment, taking into account the estimated salvage value of the parts. Also, Bristow periodically reviews the condition and continuing usefulness of the parts to determine whether the realizable value of this inventory is lower than its book value. Parts related to aircraft types that Bristow’s management has determined will no longer be included in its fleet or will be substantially reduced in its fleet in future periods are specifically reviewed. If Bristow’s valuation of these parts is significantly lower than the book value of the parts, an additional provision may be required.

Contingent Liabilities

Bristow establishes reserves for estimated loss contingencies when Bristow believes a loss is probable and the amount of the loss can be reasonably estimated. Bristow’s contingent liability reserves relate primarily to potential tax assessments, litigation, personal injury claims and environmental liabilities. Income for each reporting period includes revisions to contingent liability reserves resulting from different facts or information which becomes known or circumstances which change and affect Bristow’s previous assumptions with respect to the likelihood or amount of loss. Such revisions are based on information which becomes known or circumstances that change after the reporting date for the previous period through the reporting date of the Combined Fiscal Year 2020. Reserves for contingent liabilities are based upon Bristow’s assumptions and estimates regarding the probable outcome of the matter. Should the outcome differ from Bristow’s assumptions and estimates or other events result in a material adjustment to the accrued estimated reserves, revisions to the estimated reserves for contingent liabilities would be required to be recognized.

Recent Accounting Pronouncements

See Note 1 in the “Notes to Consolidated Financial Statements” to the Bristow Financial Statements for a discussion of recent accounting pronouncements.

Quantitative and Qualitative Disclosures about Market Risk

Bristow is subject to certain market risks arising from the use of financial instruments in the ordinary course of business. This risk arises primarily as a result of potential changes in the fair market value of financial instruments that would result from adverse fluctuations in foreign currency exchange rates, credit risk and interest rates as discussed below. The sensitivity analyses presented do not consider the effects that such adverse changes may have on overall economic activity, nor do they consider additional actions Bristow may take to mitigate its exposure to such changes. Actual results may differ. See “Notes to Consolidated Financial Statements” to the Bristow Financial Statements for a description of accounting policies and other information related to these financial instruments.

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Foreign Currency Risk

Through Bristow’s foreign operations, Bristow is exposed to currency fluctuations and exchange rate risks. The majority of Bristow’s revenue and expense from its North Sea operations are in British pound sterling. Approximately 34% of Bristow’s gross revenue for the Combined Fiscal Year 2020 was translated for financial reporting purposes from British pound sterling into U.S. dollars. In addition, some of Bristow’s contracts to provide services internationally provide for payment in foreign currencies. Bristow’s foreign currency exchange rate risk is even greater when its revenue is denominated in a currency different from the associated costs. Bristow attempts to minimize its foreign currency exchange rate exposure by contracting the majority of its services other than its North Sea operations in U.S. dollars. During the Combined Fiscal Year 2020, the Predecessor Fiscal Year 2019 and the Predecessor Fiscal Year 2018, Bristow entered into foreign currency put option contracts of £5 million per month through February 2021 to protect against a portion of its foreign currency exchange risks related to its operating income. See Note 10 in the “Notes to Consolidated Financial Statements” to the Bristow Financial Statements for discussion of these hedging transactions.

Throughout the Combined Fiscal Year 2020, the Predecessor Fiscal Year 2019 and the Predecessor Fiscal Year 2018, Bristow’s primary foreign currency exposure has been to the British pound sterling, the euro, the Australian dollar, the Norwegian kroner, and the Nigerian naira. The value of these currencies has fluctuated relative to the U.S. dollar as indicated in the following table:

	Successor	Predecessor
	Five Months Ended March 31,	Seven Months Ended October 31,	Fiscal Year Ended March 31,
	2020	2019	2019	2018
One British pound sterling into U.S. dollars
High	1.33	1.32	1.43	1.43
Average	1.29	1.26	1.31	1.33
Low	1.15	1.21	1.25	1.24
At period-end	1.24	1.29	1.30	1.40
One euro into U.S. dollars
High	1.14	1.14	1.24	1.25
Average	1.10	1.12	1.16	1.17
Low	1.07	1.09	1.12	1.06
At period-end	1.10	1.12	1.12	1.23
One Australian dollar into U.S. dollars
High	0.70	0.72	0.78	0.81
Average	0.67	0.69	0.73	0.77
Low	0.58	0.67	0.70	0.74
At period-end	0.61	0.69	0.71	0.77
One Norwegian kroner into U.S. dollars
High	0.1139	0.1179	0.1290	0.1305
Average	0.1076	0.1135	0.1202	0.1233
Low	0.0856	0.1083	0.1136	0.1152
At period-end	0.0952	0.1089	0.1161	0.1274
One Nigerian naira into U.S. dollars
High	0.0028	0.0028	0.0028	0.0033
Average	0.0027	0.0028	0.0028	0.0029
Low	0.0026	0.0028	0.0027	0.0027
At period-end	0.0026	0.0028	0.0028	0.0028

Source: FactSet

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Other income (expense), net, in Bristow’s consolidated statements of operations includes foreign currency transaction gains and losses as shown in the following table. Earnings from unconsolidated affiliates, net of losses, are also affected by the impact of changes in foreign currency exchange rates on the reported results of Bristow’s unconsolidated affiliates as shown in the following table (in thousands):

	Successor	Predecessor
	Five Months Ended March 31,	Seven Months Ended October 31,	Fiscal Year Ended March 31,
	2020	2019	2019	2018

Foreign currency transaction gains (losses)	(11,577)	(1,327)	(5,163)	(2,580)
Foreign currency transaction gains (losses) from earnings from unconsolidated affiliates, net of losses	(115)	(1,123)	(4,163)	(1,956)

Transaction gains and losses represent the revaluation of monetary assets and liabilities from the currency that will ultimately be settled into the functional currency of the legal entity holding the asset or liability. The most significant items revalued are denominated in U.S. dollars on entities with British pound sterling and Nigerian naira functional currencies and denominated in British pound sterling on entities with U.S. dollar functional currencies, with transaction gains or losses primarily resulting from the strengthening or weakening of the U.S. dollar versus those other currencies.

The earnings (losses) from unconsolidated affiliates, net were impacted in the Combined Fiscal Year 2020, the Predecessor Fiscal Year 2019 and the Predecessor Fiscal Year 2018 as a result of the impact of changes in foreign currency exchange rates on the earnings of Bristow’s unconsolidated affiliates, primarily the impact of changes in the Brazilian real to U.S. dollar exchange rate on earnings for Bristow’s affiliate in Brazil. The value of the Brazilian real has fluctuated relative to the U.S. dollar as indicated in the following table:

	Successor	Predecessor
	Five Months Ended March 31,	Seven Months Ended October 31,	Fiscal Year Ended March 31,
	2020	2019	2019	2018
One Brazilian real into U.S. dollars
High	0.2515	0.2675	0.3020	0.3244
Average	0.2324	0.2525	0.2649	0.3108
Low	0.1928	0.2393	0.2390	0.2995
At period-end	0.1928	0.2491	0.2570	0.3009

Source: FactSet

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Bristow estimates that the fluctuation of these currencies for the Combined Fiscal Year 2020 versus the Predecessor Fiscal Year 2019 had the following effect on its financial condition and results of operations (in thousands):

	Successor	Predecessor
	Five Months Ended March 31,	Seven Months Ended October 31,
	2020	2019
Revenue	$(7,022)	$(26,410)
Operating expense	10,105	22,852
Earnings from unconsolidated affiliates, net of losses	930	1,995
Non-operating expense	(14,033)	6,292
Income before provision for income taxes	(10,020)	4,729
Provision from income taxes	3,018	(1,761)
Net income	(7,002)	2,968
Cumulative translation adjustment	(16,440)	23,004
Total stockholders’ investment	$(23,442)	$25,972

A hypothetical 10% change in the average U.S. dollar exchange rate relative to other currencies would have affected Bristow’s revenue, operating expense and operating income for the Combined Fiscal Year 2020 as follows:

	British pound sterling	Euro	Australian dollar	Norwegian kroner	Nigerian Naira
Revenue	3.4%	—%	0.8%	1.1%	0.3%
Operating expense	(0.1)%	0.8%	0.6%	0.7%	0.3%
Operating income	(5.6)%	2.0%	0.3%	—%	0.3%

The effect of the hypothetical change in foreign currency exchange rates ignores the effect this movement may have on other variables, including competitive risk. If it were possible to quantify the impact of competitive risk, the results could be different from the sensitivity effects shown above. In addition, all currencies may not uniformly strengthen or weaken relative to the U.S. dollar. In reality, some currencies may weaken while others may strengthen.

In the past three fiscal years, Bristow’s stockholders’ investment has decreased by $0.2 million as a result of translation adjustments. Changes in foreign currency exchange rates could cause significant changes in Bristow’s financial position and results of operations in the future.

As a result of the changes in foreign currency exchange rates, Bristow recorded foreign currency transaction losses of $12.9 million, $5.2 million and $2.6 million during the Combined Fiscal Year 2020, the Predecessor Fiscal Year 2019 and the Predecessor Fiscal Year 2018, respectively.

A hypothetical 10% decrease in the value of the foreign currencies in which the Bristow’s business is denominated relative to the U.S. dollar as of March 31, 2020 (Successor) would result in a $13.0 million decrease in the fair value of the Bristow’s net monetary liabilities denominated in currencies other than U.S. dollars.

Credit Risk

The market for Bristow’s services and products is primarily the offshore oil and gas industry, and Bristow’s customers consist primarily of major integrated, national and independent oil and gas producers. Additionally, Bristow provides public sector SAR services in the U.K. to the DfT. Bristow performs ongoing credit evaluations of its customers and has not historically required collateral. Bristow maintains allowances for potential credit losses.

Cash equivalents, which consist of funds invested in highly-liquid debt instruments with original maturities of 90 days or less, are held by major banks or investment firms, and Bristow believes that credit risk in these instruments is minimal. Bristow also manages its credit risk by not entering into complex financial transactions or those with a perceived high level of credit risk.

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For more information on the impact of the global market conditions see “ — Executive Overview” and “ — Liquidity and Capital Resources — Financial Condition and Sources of Liquidity,” above.

Interest Rate Risk

As of March 31, 2020 (Successor), Bristow had $561.1 million of debt outstanding, all of which carried a variable rate of interest. The market value of Bristow’s fixed rate debt fluctuates with changes in interest rates. The fair value of Bristow’s debt has been estimated in accordance with the accounting standard regarding fair value. The fair value of Bristow’s fixed rate long-term debt as of March 31, 2019 (Predecessor) was estimated based on quoted market prices. The carrying and fair value of long-term debt, including the current portion and excluding unamortized debt issuance costs, are as follows (in thousands):

	Successor		Predecessor
	March 31, 2020		March 31, 2019
	Carrying Value	Fair Value	Carrying Value	Fair Value
8.75% Senior Secured Notes due 2023 (1)(2)	$—	$—	$347,400	$252,000
4½% Convertible Senior Notes due 2023 (1)(3)	—	—	112,944	28,923
6¼% Senior Notes due 2022 (1)	—	—	401,535	75,288
Term Loan	61,500	56,894	—	—
Lombard Debt (4)	136,180	122,165	183,450	183,450
Macquarie Debt (4)	148,165	138,133	171,028	171,028
PK Air Debt (4)	207,326	180,290	212,041	212,041
Airnorth Debt (4)	7,618	7,221	11,058	11,058
Humberside Debt	335	335	—	—
Other Debt	—	—	9,168	9,168
	$561,124	$505,038	$1,448,624	$942,956

(1)	These debt instruments were settled in accordance with the Bristow Plan of Reorganization. See Note 8 in the “Notes to Consolidated Financial Statements” to the Bristow Financial Statements for further details.

(2)	The carrying value is net of unamortized discount of $2.6 million as of March 31, 2019 (Predecessor).

(3)	The carrying value is net of unamortized discount of $30.8 million as of March 31, 2019 (Predecessor).

(4)	In connection with Bristow’s emergence from bankruptcy and the application of ASC 852, Bristow adjusted debt to its respective fair value at the Effective Date by a reduction of $57.7 million. The unamortized discounts as of March 31, 2020 (Successor) were as follows: $26.4 million for the Lombard Debt, $11.1 million for the Macquarie Debt, $12.6 million for the PK Air Debt and $0.6 million for the Airnorth Debt.

If prevailing market interest rates had been 1% higher as of March 31, 2020 (Successor), and all other factors affecting Bristow’s debt remained the same, the fair value of Bristow’s debt would have decreased by $14.7 million, or 2.9%. Under comparable sensitivity analysis as of March 31, 2019 (Predecessor), the fair value of the 6¼% Senior Notes, 4½% Convertible Senior Notes and 8.75% Senior Secured Notes would have decreased by $9.6 million, or 2.7%.

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